UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Fortune Brands Home & Security, Inc.
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              520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 22, 2021

Dear Fellow Stockholders:

We are pleased to invite you to the 2021 Annual Meeting of Stockholders (“Annual Meeting”) of Fortune Brands Home & Security, Inc. on Tuesday, May 4, 2021 at 8:00 a.m. (CDT). Due to the public health impact of the coronavirus (COVID-19) pandemic, the Annual Meeting will be conducted exclusively online by virtual webcast at www.virtualshareholdermeeting.com/FBHS2021. The following matters will be considered at the Annual Meeting:

Proposal 1:	Election of the four director nominees identified in this Proxy Statement for a three year term expiring at the 2024 Annual Meeting of Stockholders (see pages 6-11);

Proposal 2:	Ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021 (see page 48);

Proposal 3:	Advisory vote to approve the compensation paid to the Company’s named executive officers (see page 49); and

such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 5, 2021, the record date for the Annual Meeting, are entitled to vote. For information about attending our Annual Meeting online and for voting instructions, please see pages 52-56.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

This Notice of Annual Meeting and Proxy Statement and accompanying proxy are first being distributed on or about March 22, 2021.

Robert K. Biggart
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the 2021 Annual Meeting of Stockholders to be Held on Tuesday, May 4, 2021.

This Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (“Form 10-K”) are available at www.proxyvote.com.

PROXY SUMMARY

Annual Meeting Information

Time and Date	Virtual Location	Record Date
Tuesday, May 4, 2021 at 8:00 a.m. (CDT)	www.virtualshareholdermeeting.com/FBHS2021	March 5, 2021

*

To participate in the Annual Meeting online, visit the website shown above and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. See pages 52-56 for additional details on how to attend the meeting.

Agenda and Voting Recommendations

This Proxy Summary highlights selected information in this Proxy Statement and does not contain all of the information that you should consider in deciding how to vote. Please read the complete Proxy Statement carefully before voting. The following table summarizes the items that will be voted on at our Annual Meeting of Stockholders, along with the Board’s voting recommendations.

Proposal Number	Description of Proposal	Board Recommendation	Page Number

1	Election of four Class I Directors Ann F. Hackett, John G. Morikis, Jeffery S. Perry and Ronald V. Waters, III	FOR each Nominee	6-11

2	Ratify the appointment of the independent auditor Pricewaterhouse Coopers	FOR	48

3	Advisory vote to approve named executive officer compensation	FOR	49

See pages 52-56 for instructions on how to vote your shares.

2020 BUSINESS HIGHLIGHTS

INCREASED NET SALES by 6% to $6.1 billion	RETURNED CASH TO SHAREHOLDERS $321 million through dividends and share repurchases

GREW EARNINGS PER SHARE by 29% from $3.06 to $3.94 and 16% and from $3.60 to $4.19 on a before charges/gains basis	MAINTAINED STRONG BALANCE SHEET $419 million of cash with $865 million total liquidity available between our $1.25 billion revolver and the $400 million one-year revolver secured during the pandemic.

Impact of COVID-19 on our 2020 Business

In March 2020, the World Health Organization declared a global pandemic related to the novel coronavirus (“COVID-19” or the “pandemic”). Fortune Brands, like many other companies, faced unprecedented operational, financial and safety challenges.

PROXY SUMMARY (CONTINUED)

In the first half of the year, we saw some reductions in demand, short-term closures of some of our facilities and increased inefficiencies at some of our plants and within parts of our supply chain due to the pandemic. Due to the proactive measures taken by our management teams throughout our organization, Fortune Brands was able to:

•	prioritize and ensure the safety of our employees;

•	keep our facilities operating so that we could meet accelerating demand; and

•	take market share from our competitors and deliver exceptional financial results.

We believe that the pandemic put renewed focus on the home, creating an increased consumer interest in investing in their homes and accelerated trends that we were experiencing prior to the pandemic, such as the shift towards value-priced cabinetry products and a focus on outdoor living. We saw increased volume, improved efficiencies and sales during the second half of the year.

Due to our safety practices, a stronger than expected home products market and the actions taken by our executive team to permanently reduce expenses and improve productivity across our businesses, we saw a material year-over-year improvement in sales and profits during 2020. We continue to believe that an improved market and actions taken by the Company to reduce costs and drive efficiencies, will enable us to compete effectively throughout the duration and after the COVID-19 pandemic.

BOARD OF DIRECTORS

Board Refreshment

In anticipation of Mr. Klein’s retirement from the Board, Amit Banati and Jeffery Perry were added to our Board in 2020.

•

Mr. Banati joined as a Class II member of the Board in September 2020. Mr. Banati brings strong financial expertise, along with executive and international leadership experience at Kellogg Company where he currently serves as Chief Financial Officer. Mr. Banati serves on our Audit and Compensation Committees.

•

Mr. Perry joined as a Class I member of the Board in December 2020. Mr. Perry brings experience as a mergers and acquisitions (M&A), integrations, business transformations and strategic business advisor at Ernst & Young. Mr. Perry serves on our Audit and Nominating, Environmental, Social and Governance Committees.

Successful Leadership Transition

In January 2020, Nicholas Fink became our new Chief Executive Officer (“CEO”) following Christopher Klein’s decision to retire after 8 years as the Company’s CEO. To ensure a smooth and successful transition, Mr. Klein served as Executive Chairman of the Board of Directors through the end of 2020. On December 31, 2020, Mr. Klein resigned as Executive Chairman and as a member of the Board and the Board appointed Susan S. Kilsby as the non-executive Chairman of the Board.

PROXY SUMMARY (CONTINUED)

Mr. Fink’s appointment was the result of our Board’s active engagement in a thoughtful and comprehensive multi-year succession planning process to identify and develop talented internal candidates. Our Board determined that Mr. Fink’s leadership with industry-leading consumer brands and his proven track record of driving continued growth and efficiency in our businesses, as well as his deep understanding of our markets, uniquely positioned him to lead our Company’s next phase of growth.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board is committed to maintaining a strong corporate governance program designed to promote the long-term interests of our shareholders and strengthen Board and management accountability. As a company, we’re committed to core values that include integrity and accountability. These practices are reflected in our corporate governance policies, which are described in more detail on pages 12-19 of the Proxy Statement and highlighted below:

Independent Board (90%), except our CEO	Independent Chair of the Board

Majority vote in uncontested director elections, with a resignation policy	Annual Board and Committee evaluations

Regular executive sessions of non-management directors	Succession planning at all levels, including Board, CEO and executive team

Active engagement and oversight by Board of Company strategies and risks	Board oversight of ESG programs and annual publication of ESG report

Robust stock ownership guidelines for Directors and prohibition on hedging and pledging of Company stock	Proxy Access bylaw allows for 3% holders to nominate the greater of 2 directors or 20% of the board

In early 2021, the Board adopted a by-law amendment providing stockholders with proxy access. This amendment allows stockholders who own 3% of our shares for 3 years to nominate the greater of 2 directors or 20% of board after meeting certain requirements. This action demonstrates the Board’s commitment to maintaining a strong corporate governance program.

PROXY SUMMARY (CONTINUED)

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) HIGHLIGHTS

During a challenging year, we continued to focus on elevating our ESG programs and initiatives with oversight by the Board’s Nominating, Environmental, Social and Governance Committee (the “NESG” or “NESG Committee”):

Social and environmental issues are important to our stockholders and the success of our business. Below are some examples of how we prioritize these issues:

•

We produce environmentally friendly faucets, showerheads and whole home water solutions that help conserve water, fiberglass doors that save energy and decking products that are made from nearly all recycled materials.

•	Employee safety is a critical element to our growth strategy and integral to Company culture. This has been demonstrated in total recordable incident rates over the last five years, as shown below:

•

We enhanced our already-strong safety protocols to provide safer workplaces for our employees and continued to operate our businesses so we could meet consumer demand during the pandemic, by taking the following actions:

•	Established physical distancing procedures for our production employees by adding extra shifts, staggering start and finish times, increasing space or adding barriers between stations;

•	Implemented temperature screening and health checks and mandated face coverings at our manufacturing facilities; and

PROXY SUMMARY (CONTINUED)

•	Adjusted attendance policies to encourage those who are sick to stay home and required associates to work remotely when possible.

•	In 2020, we took multiple actions to support a culture where diversity, equity and inclusion (“DEI”) continues to be a priority for the Company:

•	Headlined the importance of DEI efforts at our annual leadership meeting in early 2020;

•	Nicholas Fink joined the CEO Action for Diversity & Inclusion, a business leader pledge aimed at advancing diversity and inclusion in the workplace;

•	Implemented an unconscious bias learning program for our most senior leaders to help break bias in the decision making process;

•	Built an internal DEI team and initiated employee resource groups; and

•	Increased the diversity of the experience of the Board, adding two new Directors who are persons of color and appointing a woman as the Chair of the Board.

For more information about our ESG efforts, please view our latest ESG Report available at www.fbhs.com/global-citizenship/esg.

COMPENSATION HIGHLIGHTS

PAY FOR PERFORMANCE Our executive compensation program is designed to reward NEOs for the achievement of both strategic and operational goals that lead to the creation of long-term stockholder value. The vast majority of each NEO’s annual target compensation is at-risk because compensation paid to our NEOs is dependent upon Company performance and/or stock price. In 2020:

•	86.3% the CEO’s total target compensation was pay-at-risk;

•	76.4% of the other NEOs (on average and excluding Mr. Klein) total target compensation was pay-at-risk; and

•	50% of the annual equity awards granted to NEOs in 2020 were performance share awards based on three-year performance targets.

SAY ON PAY The Compensation Committee and Board value the input of our stockholders. The Compensation Committee recognized that the 92.9% approval of the 2020 Say on Pay vote reflects our shareholders’ support for the Company’s executive compensation program.

COMPENSATION PRACTICES The Compensation Discussion & Analysis (CD&A) section beginning on page 22 includes additional detail on the following compensation highlights:

Long-term focus and stockholder alignment through equity compensation	No problematic pay practices and historically strong stockholder support for say on pay

Robust stock ownership guidelines	Prohibition on hedging and pledging of Company stock

Executive compensation subject to a clawback policy	No single trigger change in control severance arrangements

Limited perquisites	No excise tax gross ups

PROPOSAL 1 – ELECTION OF DIRECTORS

Summary of Qualification of Directors

The Board believes that all directors must possess a considerable amount of education and business management experience. The Board also believes that it is necessary for each of the Company’s directors to possess certain general qualities, while there are other skills and experiences that should be represented on the Board as a whole, but not necessarily by each individual director. General qualities we look for in all directors:

•	Extensive executive leadership experience
•	Excellent business judgment
•	High level of integrity and ethics
•	Original thinking
•	Strong commitment to the Company’s goal of maximizing stockholder value

Specific qualifications, experience, skills and expertise to be represented by members of the Board:

•	Consumer products expertise
•	Financial and/or accounting expertise
•	Public company experience as a chief executive, chief operating or chief financial officer
•	Public company board experience
•	Diversity of skill, background and viewpoint

Election of Directors

The Board currently consists of ten members and is divided into three classes, each having three year terms that expire in successive years. Mr. Banati was appointed by the Board to serve as a Class II Director effective in September 2020 and Mr. Perry was elected by the Board to serve as a Class I Director effective in December 2020. The term of each director currently serving in Class I, Ms. Ann Fritz Hackett and Messrs. John G. Morikis, Jeffery S. Perry and Ronald V. Waters, III, expires at the 2021 Annual Meeting of Stockholders. The Board has nominated Ms. Hackett and Messrs. Morikis, Perry and Waters for a new term of three years expiring at the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Each of the nominees has consented to be named as a nominee and to serve as a director, if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named in the enclosed proxy card will vote for the substitute nominee designated by the Board. Shares cannot be voted for more than the number of nominees proposed for re-election.

The names of the nominees and the current Class II and Class III directors, along with their present positions, their principal occupations and employment during the last five years, any directorships held with other public companies during the past five years, their ages and the year first elected as a director of the Company, are set forth below. Each director’s individual qualifications and experiences that contribute to the Board’s effectiveness as a whole are also described in the following paragraphs.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

2021 NOMINEES FOR ELECTION – CLASS I DIRECTORS

Ann Fritz Hackett

Director since: 2011

Independent Director

Age: 67

Committees: Compensation (Chair); NESG; Executive

Biography:

Retired since January 2020. Strategy Consulting Partner and Co-founder of Personal Pathways, LLC, a company providing web-based enterprise collaboration platforms, from 2015 through January 2020. Prior to her role at Personal Pathways, she was President of Horizon Consulting Group, LLC, a strategic and human resource consulting firm founded by Ms. Hackett in 1996.

Current Public Company Boards:

Currently also a director of Capital One Financial Corporation.

Skills & Qualifications:

Ms. Hackett has extensive experience in leading companies that provide strategic, organizational and human resource consulting services to boards of directors and senior management teams. She has experience leading change initiatives, risk management, talent management and succession planning and in creating performance based compensation programs, as well as significant international experience and technology experience. Ms. Hackett also has extensive board experience and currently serves as the lead independent director of Capital One Financial Corporation.

John G. Morikis

Director since: 2011

Independent Director

Age: 57

Committees: Audit; Compensation

Biography:

Chairman since January 2017 and Chief Executive Officer since January 2016 of The Sherwin-Williams Company, a manufacturer of paint and coatings products. President and Chief Operating Officer of The Sherwin-Williams Company prior thereto.

Current Public Company Boards:

Currently also a director of The Sherwin-Williams Company.

Skills & Qualifications:

Mr. Morikis’ experience as a Chief Executive Officer and a Chief Operating Officer of The Sherwin-Williams Company, and his more than 30 years of experience with a consumer home products company, brings to our Board the perspective of a leader who faces similar external economic issues that face our Company.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

Jeffery S. Perry

Director since: 2020

Independent Director

Age: 55

Committees: Audit; NESG

Biography:

Founder and CEO of Lead Mandates LLC, a business and leadership advisory firm; Retired since October 2020 from Ernst & Young LLP, a leading global professional services firm where he served as EY Global Client Service Partner for major consumer product accounts from April 2014 to October 2020 and as EY Americas Operational Transaction Service Practice Leader prior thereto.

Skills & Qualifications:

Mr. Perry has extensive experience as a strategic, operational and financial advisor helping boards of directors and management teams. He held several senior positions with Ernst & Young and A.T. Kearney Inc. Mr. Perry brings to our Board relevant experience and perspectives in mergers, acquisitions, integrations, divestitures, business transformations and consumer products.

Ronald V. Waters, III

Director since: 2011

Independent Director

Age: 69

Committees: Audit (Chair); NESG; Executive

Biography:

Retired since May 2010; President and Chief Executive Officer of LoJack Corporation, a provider of tracking and recovery systems, until his retirement.

Current Public Company Boards:

Currently also a director of HNI Corporation and Paylocity Holding Corporation.

Skills & Qualifications:

Mr. Waters has considerable executive leadership and financial management experience. He served as Chief Executive Officer and Chief Operating Officer at LoJack Corporation, a premier technology company, and as Chief Operating Officer and Chief Financial Officer at Wm. Wrigley Jr. Company, a leading confectionary manufacturing company. Mr. Waters also has extensive board experience.

The Board of Directors recommends that you vote FOR the election of each nominee named above.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

CLASS II DIRECTORS – TERM EXPIRING 2022

Amit Banati

Director since: 2020

Independent Director

Age: 52

Committees: Audit; Compensation

Biography:

Senior Vice President and Chief Financial Officer of Kellogg Company from July 2019 to Present; President – Asia Pacific, Middle East, Africa of Kellogg Company from March 2012 to July 2019).

Skills & Qualifications:

Mr. Banati has extensive executive leadership, operations and financial management experience in leading consumer products companies, both domestically and internationally. He brings to our Board the perspective of a leader with extensive international experience in the consumer products industry. As the Chief Financial Officer of Kellogg Company, he also brings significant financial and accounting expertise to our Board.

Irial Finan

Director since: 2019

Independent Director

Age: 63

Committees: Compensation; NESG

Biography:

Retired since April 2018; Consultant to the CEO of The Coca-Cola Company from January 2018 to March 2018; Executive Vice President of The Coca-Cola Company and President of Coca-Cola Bottling Investments Group from August 2004 to December 2017.

Current Public Company Boards:

Currently also a director of Coca-Cola European Partners plc, Coca-Cola Bottlers Japan Holdings, Inc. and Smurfit Kappa Group plc.

Former Public Company Boards:

Formerly a director of Coca-Cola HBC AG and Coca-Cola FEMSA

Skills & Qualifications:

Mr. Finan’s experience as an Executive Vice President of The Coca-Cola Company and President of its worldwide bottling operations, as well of his years of international consumer products experience, brings to our Board the perspective of a leader with extensive international experience in the consumer products industry. Mr. Finan has extensive board experience, including serving as Chair of Smurfit Kappa Group plc.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

Susan S. Kilsby

Director since: 2015

Independent Director

Non-Executive Chair

Age: 62

Committees: Compensation; NESG; Executive (Chair)

Biography:

Retired since May 2014; Senior Advisor at Credit Suisse AG, an investment banking firm, from 2009 to May 2014; Managing Director of European Mergers and Acquisitions of Credit Suisse prior thereto.

Current Public Company Boards:

Currently also a director of BHP Group plc, BHP Limited, Diageo plc and Unilever plc.

Former Public Company Boards:

Formerly a director of Shire plc (Chair from 2014-2019), Goldman Sachs International, Keurig Green Mountain, Inc., Coca-Cola HBC AG and BBA Aviation plc.

Skills & Qualifications:

Ms. Kilsby has a distinguished global career in investment banking and brings extensive mergers and acquisitions and international business experience to the Board. In addition to her experience at Credit Suisse, she held a variety of senior positions with The First Boston Corporation, Bankers Trust and Barclays de Zoete Wedd. Ms. Kilsby also has extensive board experience, including serving as Chair of Shire plc for 5 years.

CLASS III DIRECTORS – TERM EXPIRING 2023

Nicholas I. Fink

Director since: 2020

Age: 46

Committees: Executive

Biography:

Chief Executive Officer of Fortune Brands Home & Security, Inc. since January 2020; President & Chief Operating Officer of Fortune Brands from March 2019 to January 2020; President of Fortune Brands Global Plumbing Group from August 2016 to March 2019 and Senior Vice President, Global Growth & Corporate Development of Fortune Brands from June 2015 to August 2016. Senior Vice President and President of Asia-Pacific/South America of Beam Suntory, Inc., a global spirits company, prior thereto.

Current Public Company Boards:

Currently also a director of Constellation Brands, Inc.

Skills & Qualifications:

Mr. Fink’s leadership as Chief Executive Officer of the Company and his significant international and consumer brand and business operating experience, as well as his mergers and acquisitions and strategy expertise provide him with intimate knowledge of our operations, the opportunities for growth and the challenges faced by the Company. Prior to joining the Company, Mr. Fink held key leadership positions at Beam Suntory, Inc., including President of Beam’s Asia Pacific/South America business unit.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

A.D. David Mackay

Director since: 2011

Independent Director

Age: 65

Committees: Audit; Compensation

Biography:

Retired since January 2011; President and Chief Executive Officer of Kellogg Company, a packaged foods manufacturer, prior thereto.

Current Public Company Boards:

Currently also a director of The Clorox Company.

Former Public Company Boards:

Formerly a director of Keurig Green Mountain, Inc. and McGrath Limited.

Skills & Qualifications:

Mr. Mackay held various key executive positions with Kellogg Company including Chief Executive Officer and Chief Operating Officer, bringing to our Board the perspective of a leader who faced a similar set of external economic, social and governance issues to those that face our Company. Mr. Mackay also has significant international business experience, as well as extensive board experience.

David M. Thomas

Director since: 2011

Independent Director

Age: 71

Committees: Audit; NESG (Chair); Executive

Biography:

Retired since March 2006; Chairman of the Board and Chief Executive Officer of IMS Health Incorporated, a provider of information services to the pharmaceutical and healthcare industries, prior thereto. Currently also a director of The Interpublic Group of Companies, Inc. and Fidelity Investments Board of Trustees.

Skills & Qualifications:

Mr. Thomas’ experience as a Chief Executive Officer of IMS Health Incorporated and his management experience at premier global technology companies, including as Senior Vice President and Group Executive of IBM, helps the Board address the challenges the Company faces due to rapid changes in IT capabilities and communications and global distribution strategies. Mr. Thomas also has extensive board experience, including serving as the Company’s Independent Chairman from 2011 through 2019 and as our Lead Independent Director during 2020.

CORPORATE GOVERNANCE

Fortune Brands is committed to maintaining strong corporate governance practices that are good for our stockholders and our business. We are dedicated to maintaining these practices and upholding high standards of conduct.

Corporate Governance Principles

The Board adopted a set of Corporate Governance Principles which describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, Board meeting procedures, the establishment of Board committees, management succession planning process and review of risks. The Corporate Governance Principles are available at https://ir.fbhs.com/governing-high-standards.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board shall be independent directors. New York Stock Exchange requirements, as well as the Company’s committee charters, require that each member of the Audit, Compensation and NESG Committees be independent. The Board applies the definition of independence found in the New York Stock Exchange Listed Company Manual in determining which directors are independent. When determining each director’s independence, the Board also considered charitable contributions made by the Company to organizations with which each director is affiliated.

Applying that definition, Messrs. Banati, Finan, Mackay, Morikis, Perry, Thomas, Waters and Mses. Hackett and Kilsby were affirmatively determined by the Board to be independent. Due to Mr. Fink’s employment with the Company, he is not considered independent. In addition, Christopher Klein, who served as Executive Chairman of the Board during 2020, was not considered independent due to his employment with the Company.

None of the non-employee directors has any material relationship with the Company other than being a director and stockholder. Also, none of the non-employee directors have participated in any transaction or arrangement that interferes with such director’s independence.

Policies with Respect to Transactions with Related Persons

The Board adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors (the “Code of Conduct”). The Board has established a Compliance Committee (comprised of management) which is responsible for administering and monitoring compliance with the Code of Conduct. The Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and the Board.

The Board has also established a Conflicts of Interest Committee (comprised of management) which is responsible for administering, interpreting and applying the Company’s Conflicts of Interest Policy, which describes the types of relationships that may constitute a conflict of interest with the Company. Under the Conflicts of Interest Policy, directors and executive officers are responsible for reporting any potential related person transaction (as defined in Item 404 of Regulation S-K) to the Conflicts of Interest Committee in advance of commencing a potential transaction. The Conflicts of Interest Committee will present to the Audit Committee any potential related party transaction. The Audit Committee will evaluate the transaction, determine whether the interest of the related person is material and approve or ratify, as the case may be, the transaction. In addition, the Company’s executive officers and directors annually complete a questionnaire on which they are required to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a related person transaction is reported by a director or executive officer, submits the transaction for review by the Audit Committee. The Conflicts of Interest Committee also reviews potential conflicts of interest and reports findings involving any director of the Company to the NESG Committee.

CORPORATE GOVERNANCE (CONTINUED)

The NESG Committee will review any potential conflict of interest involving a member of the Board to determine whether such potential conflict would affect that director’s independence.

Certain Relationships and Related Transactions

Since January 1, 2020, the Company did not participate in any transactions in which any of its directors, executive officers, any immediate family member of a director or executive officer or any beneficial owner of more than 5% of the Company’s common stock had a direct or indirect material interest.

Anti-Hedging and Anti-Pledging Policy

The Company has a policy prohibiting directors and executives from hedging or pledging Company stock, including Company stock held indirectly, and from engaging in any derivative transactions designed to offset the decrease or increase in the market value of the Company’s stock.

Director Nomination Process

The NESG Committee is responsible for, among other things, screening potential director candidates, recommending qualified candidates to the Board for nomination and assessing director independence.

When identifying director candidates, the NESG Committee determines whether there are any evolving needs that require an expert in a particular field or other specific skills or experiences. When evaluating director candidates, the NESG Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. The NESG Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. In considering candidates for the Board, the NESG Committee considers the entirety of each candidate’s credentials in the context of these standards.

Following a multi-year comprehensive succession planning process, Mr. Fink was appointed as the Chief Executive Officer, as well as a Class III member of the Board of Directors effective in January 2020. During 2020, the NESG Committee retained a search firm to assist the Board in finding qualified candidates for new members of the Board. Mr. Banati was a candidate identified through this search and the Board appointed him as a Class II member of the Board of Directors effective September 2020. Mr. Perry was recommended as a potential candidate to join the Board by Mr. Fink. Mr. Perry was appointed as a Class I member of the Board of Directors in December 2020.

With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are considered. For the purpose of this Annual Meeting, the NESG Committee recommended the nomination of Ms. Hackett and Messrs. Morikis, Perry and Waters as Class I directors.

In connection with future director elections, or at any time there is a vacancy on the Board, the NESG Committee may retain a third-party search firm to assist in locating qualified candidates that meet the needs of the Board at that time.

It is the NESG Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders that wish to recommend an individual as a director candidate for consideration by the NESG Committee can do so by writing to the Secretary of Fortune Brands at 520 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as other information that would be required if the stockholder were actually nominating the recommended candidate pursuant to the procedures for such nominations provided in our Bylaws. The NESG Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the NESG Committee. The NESG Committee may contact the

CORPORATE GOVERNANCE (CONTINUED)

stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. Members of the NESG Committee may then interview the candidate if the committee deems the candidate to be appropriate. The NESG Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The nomination process is designed to ensure that the NESG Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established under the Company’s Corporate Governance Principles.

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chief Executive Officer or the Secretary of Fortune Brands at 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Chairman of the Board, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his or her discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

To support an effective succession and transition of the Chief Executive Officer role to Mr. Fink during 2020, the Board determined that the appropriate Board leadership structure was for Mr. Klein, former Chief Executive Officer, to serve as Executive Chairman. We believe that this structure was appropriate for the Company to provide interim support to Mr. Fink during this time of transition.

Beginning in 2021, the Board determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders at this time. Following Mr. Klein’s retirement as Executive Chairman and as a member of the Board, Susan Kilsby was appointed to serve as the Company’s independent, non-executive Chair. This leadership structure aids the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities. The non-executive Chair has the responsibility of presiding at all meetings of the Board, consulting with the Chief Executive Officer on Board meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles. In addition, the Company’s non-executive Chair facilitates the Board’s annual performance assessment of the Chief Executive Officer.

The Board does not believe that a single leadership structure is right at all times, so the Board periodically reviews its leadership structure to determine, based on the circumstances at the time, whether other leadership structures might be appropriate for the Company. The Board has been and remains committed to maintaining strong corporate governance and appropriate independent oversight of management.

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management and are led by the Non-Executive Chairman or Lead Independent Director. During 2020, the Lead Director led these sessions. In addition, Board Committees also meet regularly in executive session without the presence of management.

CORPORATE GOVERNANCE (CONTINUED)

Risk Management

The responsibility for the day-to-day management of risks lies with the Company’s management team; however, the Board has an active role, as a whole and also at the committee level, in overseeing the strategy and process for managing the Company’s risks. The Board regularly reviews information regarding the Company’s business strategy, leadership development, resource allocation, succession planning, credit, liquidity and operations, as well as the risks associated with each. The Company’s overall risk management program consists of periodic management discussions analyzing and mitigating risks, an annual review of risks associated with each of the Company’s operating businesses and an annual review of risks related to the Company’s compensation programs and practices.

Annually, management identifies both external risks (i.e., economic) and internal risks (i.e., strategic, operational, financial and compliance), assesses the impact of these risks and determines how to mitigate such risks. The Audit Committee manages the Company’s risk management program and reviews the results of the annual assessment. Management also provides the Audit Committee with quarterly updates on the Company’s risks, which includes an update on cybersecurity related risks. In addition, the Audit Committee oversees management of the Company’s financial risks. In particular, the Company has a comprehensive enterprise-wide cybersecurity program aligned to NIST Cybersecurity Framework (CSF) industry standard and maintains security risk insurance coverage to defray the costs of potential information security breaches. The Company conducts automated online training twice a year for its employees and mock phishing campaigns on a regular basis throughout the year. The Company’s cybersecurity team provides regular updates to our senior executives and at least twice a year to the Audit Committee on the status of the Company’s security posture and our efforts to identify and mitigate cybersecurity risks.

The Compensation Committee is responsible for overseeing the management of risks relating to the compensation paid to the Company’s executives and the Company’s compensation plans. Annually, the Compensation Committee’s independent compensation consultant conducts an assessment of the risks associated with the Company’s executive compensation policies and practices. The compensation consultant conducts a more extensive review of all of the Company’s broad-based compensation incentive arrangements every few years. In 2020, the compensation consultant conducted the broader review of all compensation arrangements. For more information about that assessment see “Compensation Risks” below.

The NESG Committee manages risks associated with the independence of the Board, potential conflicts of interest of Board members, and the Company’s corporate governance structure. In addition, the NESG Committee oversees the Company’s ESG programs and initiatives, which include the Company’s environmental, health and safety, diversity and inclusion, philanthropy, global citizenship and other social and governance programs and policies.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about all of the risks described above. The Board’s assignment of responsibility for the oversight of specific risks to its committees enables the entire Board, under the leadership of the Chair and the Chief Executive Officer, to better monitor the risks of the Company and more effectively develop strategic direction, taking into account the magnitude of the various risks facing the Company.

Compensation Risks

The Compensation Committee’s compensation consultant conducts an annual assessment of the risks associated with the compensation policies and practices used to compensate the Company’s executives and reports on the assessment to the Compensation Committee. In 2020, the Company’s compensation consultant analyzed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and whether incentive designs include appropriate risk-mitigation provisions. After reviewing the compensation consultant’s analysis, the Compensation Committee concluded that none of the Company’s executive compensation arrangements encourage excessive risk taking and are consistent with the structure and

CORPORATE GOVERNANCE (CONTINUED)

design of other companies of similar size and industry sector. The Company utilizes the following risk-mitigating design features:

•	The Company uses multiple and diverse performance metrics in incentive plans;

•	The upside on payout potential is capped for both short-term and long-term incentives;

•	The Company utilizes multiple long-term incentive vehicles, with performance share awards (“PSAs”) that have overlapping three-year performance cycles;

•	The majority of an individual’s total compensation mix is not derived from a single component of compensation; and

•	The Company maintains stock ownership guidelines, a policy prohibiting hedging and pledging of Company stock and a formal clawback policy.

As described in our Compensation Discussion and Analysis, compensation decisions are made using a combination of objective and subjective considerations designed to mitigate excessive risk taking by executives.

Meeting Attendance

Each director attended more than 75% of the total meetings of the Board and committees of the Board of which the director was a member during 2020. The Board and its committees held the following number of meetings during 2020:

Pursuant to the Company’s Corporate Governance Principles, all directors are encouraged to attend the Annual Meeting of Shareholders. Due to local restrictions imposed due to the spread of COVID-19, our 2020 Annual Shareholder Meeting was held virtually, which all of the directors attended.

Board Committees

The Board established an Audit Committee, a Compensation Committee, an Executive Committee and a NESG Committee. A list of current Committee memberships may be found on the Company’s website at https://ir.fbhs.com/committees-and-charters. The Committee memberships as of the date of this Proxy Statement are set forth below:

Name	Audit	Compensation	Executive	NESG
Amit Banati	X	X
Irial Finan		X		X
Nicholas I. Fink			X
Ann F. Hackett		C	X	X
Susan S. Kilsby		X	C	X
A. D. David Mackay	X	X
John G. Morikis	X	X
Jeffery S. Perry	X			X
David M. Thomas	X		X	C
Ronald V. Waters, III	C		X	X

 An “X” indicates membership on the committee.

 A “C” indicates that the director serves as the chair of the committee.

CORPORATE GOVERNANCE (CONTINUED)

Audit Committee

The Audit Committee’s primary function is to assist the Board in overseeing the (i) integrity of the Company’s financial statements, the financial reporting process and the Company’s system of internal controls; (ii) Company’s compliance with legal and regulatory requirements; (iii) independence and qualifications of the Company’s external auditors; (iv) performance of the Company’s external and internal auditors; and (v) the Company’s enterprise risk management program, which includes oversight of cybersecurity related risks.

Each member of the Audit Committee (Messrs. Banati, Mackay, Morikis, Perry, Thomas and Waters), is financially literate. In addition, Messrs. Banati, Mackay, Perry, Thomas and Waters each have accounting or financial management expertise and is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Exchange Act. As required by its charter, each Audit Committee member has also been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual.

Compensation Committee

The Compensation Committee’s primary function is to assist the Board in attracting and retaining high quality leadership by (i) developing and critically reviewing the Company’s executive compensation program design and pay philosophy; and (ii) setting the compensation of the Company’s executive officers, which includes the presidents of the Company’s principal business segments, in a manner that is consistent with competitive practices and Company, business segment and individual performance.

As required by its charter, each member of the Compensation Committee (Messrs. Banati, Finan, Mackay and Morikis and Mses. Hackett and Kilsby) has been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has (i) served as one of the Company’s officers or employees, or (ii) had a relationship requiring disclosure under Item 404 of Regulation S-K.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data to be used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information describing compensation paid to executives, program design and plan provisions and the Compensation Committee’s independent consultant provides market data for use in determining executive compensation. The Compensation Committee is presented with recommendations from management and from the Committee’s independent compensation consultant as to the level and type of compensation and related program designs provided to the Company’s executive officers. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation.

The Chief Executive Officer attends meetings of the Compensation Committee, except for portions of meetings where his performance or compensation is being discussed. The Chief Executive Officer’s feedback on each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary, target annual incentive and long-term equity compensation determinations. See pages 22-35 of this Proxy Statement for more information about how the Compensation Committee determined the executive officers’ compensation in 2020.

CORPORATE GOVERNANCE (CONTINUED)

Compensation Committee Consultant

The Compensation Committee engages an outside compensation consultant. Meridian Compensation Partners (“Meridian”) and Willis Towers Watson (“WTW”) each served as the Compensation Committee consultant for a portion of 2020. Meridian served as the Compensation Committee’s consultant since the Company was formed in 2011 through February 2020. After thoughtful consideration and interviews with Meridian and other compensation consulting firms, the Compensation Committee decided to change its consultant. In March 2020 the Compensation Committee engaged WTW as its compensation consultant. At the time that the Committee engaged WTW, it determined that other services provided to the Company did not create a conflict of interest and that WTW is independent. In 2020, WTW received fees of approximately $336,027 for executive compensation related services provided to the Compensation Committee. WTW also provided certain human capital, benefits and corporate risk and brokering services to the Company for which WTW received approximately $705,030. The Compensation Committee did not review or approve these additional services provided by WTW to the Company because they are of the type directly secured by management in the ordinary course of business.

Both Meridian and WTW reported directly to the Compensation Committee and provided the following services and information to the Compensation Committee:

•

Made recommendations as to best practices for structuring executive pay arrangements and executive compensation (including the amount and form of compensation) consistent with the Company’s business needs, pay philosophy, market trends and latest legal, regulatory and governance considerations;

•	Performed an assessment of the Company’s compensation peers;

•

Provided market data (including compiling compensation data and related performance data) as background for decisions regarding the compensation of the Chief Executive Officer and other executive officers;

•	Performed an assessment of risks associated with the Company’s compensation structure and design; and

•

Attended Compensation Committee meetings (including executive sessions without the presence of management) and summarized alternatives for compensation arrangements that may have been considered in formulating final recommendations, as well as the consultant’s rationale for supporting or opposing management’s proposals.

Executive Committee

The Executive Committee has all the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. The Executive Committee may not amend the Company’s charter, adopt an agreement of merger, recommend actions for stockholder approval, amend or repeal the Bylaws, elect or appoint any director or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of merger.

Nominating, Environmental, Social and Governance Committee

In February 2020 the Nominating & Corporate Governance Committee refreshed its charter to clarify the committee’s oversight role in the Company’s ESG initiatives and changed its name to the Nominating, Environmental, Social and Governance Committee (the “NESG Committee”). The NESG Committee’s primary functions are to (i) provide recommendations to the Board with respect to the organization and function of the Board and its committees; (ii) recruit, identify and recommend potential director candidates and nominees; (iii) review the qualifications and independence of directors and provide recommendations to the Board regarding composition of the committees; (iv) develop and recommend changes to the Company’s corporate governance

CORPORATE GOVERNANCE (CONTINUED)

framework including the Company’s corporate governance principles; (v) oversee the process of the evaluation of the Board and management; and (vi) oversee the Company’s environmental, social and governance programs, policies and related risks. The NESG Committee also makes recommendations to the Board regarding the level and composition of compensation for non-employee directors and grants annual equity awards to non-employee directors.

As required by its charter, each member of the NESG Committee (Messrs. Finan, Perry, Thomas and Waters and Mses. Hackett and Kilsby) has been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual.

Other Corporate Governance Resources The Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Senior Financial
Officers are available on the Company’s website at https://ir.fbhs.com/governing-high-standards. The charters of each committee are also available on the Company’s website at https://ir.fbhs.com/committees-and-charters. A copy of our ESG report is also available on the Company’s website at https://fbhs.com/global-citizenship/esg.

DIRECTOR COMPENSATION

Fortune Brands is committed to attracting and retaining qualified and experienced directors to contribute to the Board’s effectiveness and the Company’s goal of maximizing stockholder value. To accomplish this, the Company maintains a non-employee director compensation program that consists of cash retainers and Company stock. Below is a description of the 2020 non-employee director compensation program.

Cash Retainers

During 2020, the annual cash retainer for services as a non-employee director of the Company was $90,000. The members of the Audit Committee (Messrs. Banati, Mackay, Morikis, Thomas and Waters) and the Compensation Committee (Mses. Hackett and Kilsby and Messrs. Banati, Finan, Mackay and Morikis) received an additional annual cash fee of $7,500 for their service on each of these committees. In addition, the chairperson of each of the Audit, Compensation and NESG Committees received an additional annual cash fee of $15,000 for such service (Mr. Waters, Ms. Hackett and Mr. Thomas, respectively). Mr. Thomas received an additional annual cash retainer of $50,000 for his service as Lead Independent Director of the Board during 2020. Directors may elect to receive payment of their cash retainers in Company stock rather than cash.

Beginning in 2021 and after analyzing director compensation and receiving input from WTW, the Board approved an annual retainer for the non-executive Chair of $200,000, the addition of an annual cash fee of $7,500 for members of the Board serving on the NESG Committee and an increase in the annual cash retainer to $100,000.

Stock Awards

In April 2020, each non-employee director received an annual stock grant that was based on a set dollar value of $135,000. The number of shares granted was determined by dividing the dollar value of the annual stock grant ($135,000) by the closing price of the Company’s stock on the grant date ($46.82), rounded to the nearest share. Accordingly, 2,883 shares of Company stock were granted to each of the non-employee directors. The Board approved an increase in the dollar value of the 2021 annual stock grant to $145,000. Directors may elect to defer receipt of their annual stock awards until the January following the year in which the individual ceases serving as a director of the Company.

Director Stock Ownership Guidelines

To further align the Board’s interests with those of our stockholders, the Board maintains Stock Ownership Guidelines for non-employee directors. The guidelines encourage non-employee directors to own Company stock with a fair market value equal to five times the annual cash fee ($500,000 based on the 2021 annual fee of $100,000). The guidelines allow directors five years from the date of the director’s election to the Board to meet the guidelines. All of our directors currently meet the multiple or fall within the five year time period allowed to meet the multiple under the Stock Ownership Guidelines. For information about the beneficial ownership of the Company’s securities held by directors and executive officers, see “Certain Information Regarding Security Holdings” on pages 50-51.

DIRECTOR COMPENSATION (CONTINUED)

2020 DIRECTOR COMPENSATION*
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Amit Banati	$ 29,063	$ 0	n/a	n/a	n/a	$ 114	$ 29,177
Irial Finan	$ 97,500	$134,982	n/a	n/a	n/a	$ 841	$233,323
Ann F. Hackett	$112,500	$134,982	n/a	n/a	n/a	$ 841	$248,323
Susan S. Kilsby	$ 97,500	$134,982	n/a	n/a	n/a	$39,928	$272,410
A.D. David Mackay	$105,000	$134,982	n/a	n/a	n/a	$ 841	$240,823
John G. Morikis	$105,000	$134,982	n/a	n/a	n/a	$ 841	$240,823
Jeffery S. Perry	$ 5,870	$ 0	n/a	n/a	n/a	$ 5,114	$ 10,984
David M. Thomas	$164,481	$134,982	n/a	n/a	n/a	$ 5,841	$305,304
Ronald V. Waters	$114,375	$134,982	n/a	n/a	n/a	$ 5,841	$255,198

* Although Messrs. Fink and Klein served as members of the Board during 2020, they did not receive any additional compensation for such service. Mr. Banati joined the Board in September 2020 and Mr. Perry joined the Board in December 2020. Mr. Klein retired from the Board effective December 31, 2020.

(1)	Messrs. Banati and Perry received a pro-rata portion of the cash retainers based on their respective Board and committee commencement dates.

(2)

The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The grant date fair value was $46.82 per share. Ms. Hackett elected to defer receipt of her stock award until the January following the year in which she ceases serving as a director pursuant to the Company’s Non-Employee Director Deferred Compensation Plan (as amended and restated January 1, 2013). As of December 31, 2020, Ms. Hackett and Messrs. Morikis and Thomas had the following number of deferred shares outstanding: 34,815, 5,742, and 2,914, respectively.

(3)

Included in this column are premiums paid for group life insurance coverage and the Company’s match on gifts paid by the director to charitable organizations, both of which are generally available to Company employees, and costs associated with the Company’s executive health program and director insurance programs. Under the Company’s matching gift program, the Company makes a 100% match of gifts totaling up to $5,000 annually made by the director to an eligible charitable institution. In 2020, Ms. Kilsby was permitted to use the Company’s aircraft for a personal trip due to COVID-19 safety precautions. The Company’s incremental cost for personal use of Company aircraft by Ms. Kilsby was $39,087 which is reflected in this column. The calculation of incremental cost of personal aircraft usage is based on variable costs to the Company, including fuel costs, crew expenses, landing fees and other miscellaneous variable costs.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the Fortune Brands’ executive compensation program and explains how the Compensation Committee made compensation decisions for the following Named Executive Officers (the “NEOs”) in 2020:

Nicholas I. Fink	Christopher J. Klein	Patrick D. Hallinan	R. David Banyard, Jr.	Cheri M. Phyfer	Brett E. Finley
Chief Executive Officer	Executive Chairman & Former Chief Executive Officer	Senior Vice President & Chief Financial Officer	President Cabinets	President Global Plumbing Group	President Outdoors & Security

*	Mr. Fink assumed the role of Chief Executive Officer and Mr. Klein assumed the role of Executive Chairman effective in January 2020.

This CD&A is divided into the following sections:

Section	Page Number
Executive Summary	22
Results of the 2020 Say on Pay Vote	24
Philosophy and Process for Awarding NEO Compensation	25
Types and Amounts of NEO Compensation Awarded in 2020	27

EXECUTIVE SUMMARY1

Leadership Succession Planning

Every year the Board reviews executive succession, including the succession of the CEO. The Compensation Committee and the Board have spent a significant amount of time working on a CEO succession plan over the past several years. With Mr. Klein’s decision to retire as Chief Executive Officer in January 2020, the Board chose Mr. Fink to succeed him. At the same time, the Board evaluated the Company’s leadership structure and decided that Mr. Klein would be appointed Executive Chairman of the Company and Mr. Thomas would transition from non-executive Chairman to Lead Director. On December 31, 2020, Mr. Klein retired as Executive Chairman and as a member of the Board and the Board appointed Susan S. Kilsby as the new non-executive Chair of the Board.

Business and Financial Highlights

As the new CEO at the beginning of 2020, Mr. Fink introduced several strategic initiatives to continue driving growth and profitability for the Company. Despite the pandemic, the Company was able to execute on key strategies, while at the same time managing the impact of COVID-19 and keeping our employees safe. The agility demonstrated by the management team in light of the pandemic allowed the Company to deliver above market performance for shareholders while funding incremental investments to set the Company up for future success. We believe that the actions taken by the leadership team in 2020 have positioned the Company to continue to grow and create long-term value for our stockholders. See our Proxy Summary on page 1 and our COVID-19 Safety disclosures in our Annual Report on Form 10-K for more information about those actions. The Company continued to successfully operate its businesses during the pandemic, took significant actions to keep our employees safe,

[1]

All metrics shown in this CD&A are from continuing operations and all references to earnings per share (EPS), operating income (OI), operating margin (OM) and earnings before interest, taxes, depreciation and amortization (EBITDA) are unaudited and on a before charges/gains basis. See Appendix A of this Proxy Statement for definitions and a description of the methodology of these non-GAAP measures, as well as a description of the non-GAAP measures used to determine incentive compensation.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

permanently reduced expenses, improved efficiency and grew sales and profits in 2020. The following graphics highlight our 2020 growth and performance on key Company metrics used in our incentive program over the last five (5) years:

*

OI, EPS and EBITDA are shown above are on a before charges/gains basis. On a GAAP basis, the Company’s 2019 OI was $698.5 and 2020 OI was $801.4 resulting in a 15% increase; 2019 EPS was $3.06 and 2020 EPS was $3.94, resulting in a 29% increase; and 2019 Income from Continuing Operations, net of tax was $431.3 and 2020 Income from Continuing Operations, net of tax was $554.4, resulting in a 29% increase . See Appendix A for a reconciliation of these non-GAAP to GAAP OI, EPS and EBITDA measures.

2020 Compensation Highlights

The Company’s compensation programs and practices are designed to pay for performance and to align management’s interests with those of the Company’s stockholders while attracting, motivating and retaining superior talent to lead our Company. The Compensation Committee believes that our compensation program incentivizes high performance by providing a significant amount of compensation as equity, utilizing both short-term and long-term incentives tied to Company performance and balancing fixed (base salary) and variable (annual cash incentive and equity) compensation. Our incentive compensation programs are designed to align the pay of our executives with the value the executives deliver to our shareholders. Although COVID-19 presented a significant challenge to our business, the Compensation Committee did not make any adjustments to the performance metrics associated with our executive incentive plans (annual cash incentive or performance share awards) to account for the impact of COVID, relying solely on the metrics established prior to the Pandemic.

2020 was an extraordinary year for the Company given the CEO transition, acceleration of strategic priorities and COVID-19 pandemic. As shown in the charts above, our financial performance was excellent with Net Sales increasing 6% and Operating Income (before charges/gains) increasing 12%. These financial results were reflected in a significant increase in our stock price compared to our peers and the S&P 500. The Company’s one-year total shareholder return (including dividend reinvestment) was 33% as compared to the S&P 500 at 18% and our Peer Group at 21%. To reward our NEOs for this success in light of the challenges the Company faced as a result of COVID-19, the Compensation Committee granted 2020 outperformance equity awards, 50% of the award value in the form of restricted stock units and 50% of the award value in the form of stock options, to our NEOs (excluding Mr. Klein). For further details about these 2020 outperformance awards see pages 31-33.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2020 NEO Annual Total Target Compensation

The following chart summarizes annual total target compensation awarded to each NEO in 2020:

Summary of 2020 NEO Annual Total Target Compensation

Named Executive Officer(1)	2020 Annual Base Salary(2)	2020 Annual Incentive Target Value	2020 Long- Term Incentive Award Target Value(3)	2020 Total Target Compensation
Nicholas I. Fink	$1,100,000	$1,375,000	$5,525,000	$8,000,000
Christopher J. Klein	$1,000,000	$1,000,000	$1,500,000	$3,500,000
Patrick D. Hallinan	$635,000	$508,000	$1,700,000	$2,843,000
R. David Banyard, Jr.	$720,000	$576,000	$2,000,000	$3,296,000
Cheri M. Phyfer	$590,000	$442,500	$1,350,000	$2,382,500
Brett E. Finley	$587,000	$440,250	$1,300,000	$2,327,250

(1)	Mr. Fink was appointed Chief Executive Officer and Mr. Klein transitioned to the role of Executive Chairman of the Board effective January 6, 2020.

(2)	The amounts listed in this column reflect annual base salary in effect as of December 31, 2020.

(3)

Includes the value of the annual target incentive equity awards, expressed as the aggregate grant date fair value of PSAs (at target), stock options and RSUs, as determined using the assumptions found in note 12 to the consolidated financial statement contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”). This table summarizes total target compensation and does not include the value of Ms. Phyfer’s retention award or the 2020 outperformance awards granted to NEOs during 2020.

RESULTS OF THE 2020 SAY ON PAY VOTE

The Compensation Committee and Board value the input of our stockholders. 92.9% of the votes cast at our 2020 Annual Shareholder Meeting were in support of the Company’s executive compensation program. The Compensation Committee interpreted the high level of support as endorsement of the Company’s executive compensation program and did not make any changes to the Company’s executive compensation program in response to the 2020 Say on Pay vote.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

PHILOSOPHY AND PROCESS FOR AWARDING NEO COMPENSATION

Philosophy of the Executive Compensation Program

Our executive compensation program is designed to reward NEOs for the achievement of both short-term and long-term strategic and operational goals that lead to the creation of long-term stockholder value. The executive compensation program is designed to:

Compensation Peer Group and Market Data

The Compensation Committee uses compensation data from a group of similarly sized peer companies to evaluate our compensation arrangements (the “Peer Group”). With the help of the Compensation Committee’s consultant, each year the Committee reviews the Peer Group and decides whether any changes should be made. As recommended by Meridian (the Committee’s compensation consultant at the time), the Compensation Committee decided not to change the Peer Group for 2020. The 2020 Peer Group consisted of the following companies:

2020 Peer Group
• Allegion plc	• JELD-WEN Holding, Inc.	• Parker-Hannifin Corp.
• A.O. Smith Corporation	• Leggett & Platt, Incorporated	• Pentair plc
• Ball Corp.	• Lennox International Inc.	• RPM International Inc.
• Borgwarner Inc.	• Masco Corporation	• The Sherwin-Williams Company
• Dover Corp.	• Mohawk Industries, Inc.	• Snap-On Inc.
• Ingersoll-Rand Plc	• Newell Brands Inc.	• Stanley Black & Decker, Inc.
	• Owens Corning Inc.	• Whirlpool Corporation

FORTUNE BRANDS vs. PEER GROUP (1)

(1) Reflects the fiscal year-end results as of December 31, 2019.

Meridian provided the Compensation Committee with market data to use in setting each element of compensation of the NEOs for 2020. This market data primarily consisted of peer group data received from Aon, supplemented with revenue size adjusted general industry data and proxy data.

The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance, peer compensation levels, experience and impact of individual executives, and individual performance. In determining executive compensation, the Compensation Committee considers all forms of compensation and uses tools – such as tally sheets and market data – to review the value delivered by each component of compensation. When evaluating total target compensation, the Compensation Committee generally strives to set NEO compensation around the 50th percentile of the market data. The Compensation Committee may, however, determine that it is appropriate for total target compensation or any particular element of compensation to exceed or fall below the 50th percentile of the market data for an NEO. The factors that might influence the amount of compensation awarded include market competition for a particular position, the strategic importance of the position, retention considerations, an individual’s performance, possession of a unique skill or knowledge set, proven leadership capabilities and internal pay equity.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Evaluating NEO Performance

At the end of 2020, the Compensation Committee, in conjunction with the Lead Director and other non-management members of the Board, conducted a formal evaluation of the Company’s CEO to analyze his performance against strategic, financial and operational goals established at the beginning of the year. Following the annual performance review, the Compensation Committee sets the CEO’s annual total target compensation after reviewing recommendations and market data from the compensation consultant. The CEO reviews and evaluates each of the other NEOs performance against strategic, financial and operational goals established at the beginning of the year and then presents his evaluations to the Compensation Committee. The Compensation Committee reviews the CEO’s recommendations and market data from the compensation consultant and then independently sets each of the other NEO’s annual total target compensation.

Maintaining Best Practices

The Compensation Committee maintains policies to protect the interests of our stockholders and follow best practices in corporate governance. The chart below summarizes these policies.

What We Do

✓  Pay for Performance A vast majority of NEO annual total target compensation is tied to Company performance. In 2020, 86.3% of Mr. Fink’s and 76.4% (on average, excluding Mr. Klein) of our other NEOs’ annual total target compensation was pay-at-risk.

✓ Independent Compensation Consultant advises the Compensation Committee on executive compensation matters and regularly meets in executive session without the presence of management.
✓ Maximum Payouts on Incentives Annual cash incentive awards and PSA payouts are capped at 200% of target.	✓ Tally Sheets Tally sheets and wealth accumulation analyses are reviewed annually before making compensation decisions.

✓  Double-Trigger in Change in Control Severance benefits are payable upon a change in control only if there is also a qualifying termination of employment. Our equity award agreements also include double-trigger provisions.

✓  Robust Stock Ownership Guidelines We maintain rigorous stock ownership guidelines for NEOs. Executives are required to hold 50% of net shares from the vesting of PSAs and RSUs until the ownership requirement is met.

✓ Clawback Policy The Company may recover all or part of annual cash incentives and equity incentive compensation under certain circumstances.

What We Don’t Do
✘ No Employment Contracts NEOs and other executive officers are employees “at will”. The Company does not have employment contracts with any of its NEOs or other executive officers.

✘ No Hedging or Pledging Directors, NEOs and other executives are prohibited from hedging, pledging or otherwise engaging in derivative transactions designed to offset a decrease or increase in the market value of the Company’s stock.

✘ No Tax Gross Ups NEOs and other executive officers are not entitled to tax gross ups in the event of a change in control and related termination or for perquisites (other than relocation expenses).

✘ No Backdating or Repricing of Stock Options Stock options are never backdated or issued with below-market prices. Repricing of underwater stock options without stockholder approval is prohibited (except in the event of certain extraordinary corporate events).

✘ No Excessive Perquisites Perquisites are limited to the executive health program and other benefits generally available to employees, such as company product purchase programs. Certain executives have limited personal use of Company aircraft, subject to reimbursement obligations.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

TYPES AND AMOUNTS OF NEO COMPENSATION AWARDED IN 2020

Pay-at-Risk Compensation2

As part of 2020 annual target compensation, the Company provided both fixed (base salary) and variable (annual bonus, PSAs, RSUs and stock options) compensation to the NEOs. The vast majority of annual target compensation is at risk because the compensation that is actually paid is dependent upon the Company’s performance or stock price. As a result, the amount of compensation actually paid to an NEO may significantly vary from the NEO’s target compensation.

The following charts show each element of 2020 annual target compensation, including the mix of short-term and long-term incentives, as well as the amount of pay-at-risk for the CEO and the average for the other NEOs. These charts illustrate annual target compensation and do not include any retention or 2020 outperformance awards granted to the NEOs during 2020.

As shown in the charts above, a significant portion of the compensation granted to our NEOS was equity and pay-at-risk. Equity grants represented 69.2% of Mr. Fink’s annual total target compensation and 58.4% (on average) of the other NEOs’ annual total target compensation. 86.3% of Mr. Fink’s annual total target compensation was pay-at-risk and 76.4% (on average) of the other NEOs’ annual total target compensation was pay-at-risk.

2020 Compensation

Base Salary

Base salaries provide a fixed level of cash compensation and are paid in order to attract and retain our NEOs. The Compensation Committee sets each NEO’s base salary to be appropriate and commensurate with the NEO’s position, experience and performance.

[2]

Mr. Klein retired from the Company in December 2020. In anticipation of his retirement, Mr. Klein’s 2020 annual equity grant was comprised entirely of RSUs. Due to this difference in the equity mix compared to the other NEOs, all references to NEOs in any pay-at-risk percentage shown throughout the CD&A exclude Mr. Klein.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

For 2020, the Compensation Committee increased the annual base salaries for each NEO (other than Messrs. Klein and Banyard) to better align with competitive market data and in recognition of each individual’s prior year performance, or to reflect a change in position. When Mr. Fink was promoted from Chief Operating Officer to Chief Executive Officer in January 2020, he received an increase to his base salary to bring his base salary in line with his new position as CEO. In addition, Ms. Phyfer’s base salary was increased to reflect her performance as President of the Global Plumbing Group in 2019. Since Mr. Banyard joined the Company in November 2019 his base salary was not increased in 2020. Mr. Klein’s base salary decreased in January 2020 to bring his base salary in line with market data for his new role as Executive Chair. Below are the 2020 and 2019 annual base salaries for each NEO:

Named Executive Officer	2020	2019
Nicholas I. Fink	$1,100,000	$850,000
Christopher J. Klein	$1,000,000	$1,225,000
Patrick D. Hallinan	$635,000	$610,000
R. David Banyard, Jr.	$720,000	$720,000
Cheri M. Phyfer	$590,000	$500,000
Brett E. Finley	$587,000	$570,000

Annual Cash Incentive

The Compensation Committee believes that annual cash incentive awards (“bonus”) reinforce a pay for performance culture because the payment is based on the Company’s financial and operational results. Each year, the Compensation Committee sets a percentage of base salary to determine each NEO’s bonus payout at 100% of target.

The Compensation Committee adjusted the percentage of base salary for Messrs. Fink, Klein, Hallinan and Ms. Phyfer to determine their 2020 bonus awards at 100% of target. The amounts were adjusted for changes in positions, market data or for internal pay equity purposes. The percentages in 2019 and 2020 for each NEO were:

Named Executive Officer	Percentage of Base Salary 2020	Percentage of Base Salary 2019
Nicholas I. Fink	125%	95%
Christopher J. Klein	100%	130%
Patrick D. Hallinan	80%	75%
R. David Banyard, Jr.	80%	n/a(1)
Cheri M. Phyfer	75%	70%
Brett E. Finley	75%	75%

(1) Mr. Banyard joined the Company in November 2019 and as a result was not eligible to participate in the Company’s annual cash incentive program during 2019.

The bonus payouts are based on the achievement of the performance goals and can range from 0% to 200% of target. To establish challenging performance goals under the annual incentive program, the Compensation Committee reviewed the target performance goals and actual results for awards paid in 2019, and the 2020 expected growth rate in the home products market, the Company’s three year operating plan and key assumptions relating to share gains, pricing, material inflation and productivity. For 2020, the Compensation Committee approved the following performance metrics for bonus awards:

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•

For Messrs. Fink, Klein and Hallinan, Fortune Brands’ earnings per share (“EPS”) (weighted 60%), return on net tangible assets (“RONTA”) (weighted 20%) and company-wide working capital efficiency (“WCE”) (weighted 20%);

•	For Mr. Banyard, Cabinets’ operating income (“OI”) (weighted 60%), operating margin (“OM”) (weighted 20%) and WCE (weighted 20%);

•	For Ms. Phyfer, Global Plumbing Group’s OI (weighted 60%), Sales Growth Above Market (weighted 20%) and WCE (weighted 20%); and

•	For Mr. Finley, Outdoors & Security’s OI (weighted 60%), OM (weighted 20%) and WCE (weighted 20%).

Although COVID-19 had presented a significant challenge to our business, these performance metrics for annual bonus awards were not adjusted to account for the impact of COVID. The NEO performance was measured against the metrics established prior to the pandemic.

The Compensation Committee believes that the performance measures chosen for the 2020 bonus awards focus executives on maximizing sales and profitability for the Company. The following table sets forth the minimum (0% payout), target (100% payout) and maximum (200% payout) financial performance measures, the actual performance results, the percentage payout and the amount paid to each NEO for the 2020 annual cash incentive awards:

2020 Annual Cash Incentive Performance Goals and Results
	Performance and Goals(1)				Results and Awards

Named Executive Officer	Performance and Weighting Metric	Minimum Performance Measure	Target Performance Measure	Maximum Performance Measure	Actual Performance(2)	% of Payout	Amount Paid(3)

Nicholas I. Fink	EPS(60%) RONTA(20%) WCE(20%)	$3.24 40.4% 17.1%	$3.93 47.9% 15.5%	$4.61 55.4% 14.2%	$4.19 50.8% 15.2%	129.1%	$1,765,088

Christopher J. Klein	EPS(60%) RONTA(20%) WCE(20%)	$3.24 40.4% 17.1%	$3.93 47.9% 15.5%	$4.61 55.4% 14.2%	$4.19 50.8% 15.2%	129.1%	$1,301,479

Patrick D. Hallinan	EPS(60%) RONTA(20%) WCE(20%)	$3.24 40.4% 17.1%	$3.93 47.9% 15.5%	$4.61 55.4% 14.2%	$4.19 50.8% 15.2%	129.1%	$655,828

R. David Banyard, Jr.	OI(60%) OM(20%) WCE(20%)	$209.0 9.3% 13.0%	$261.5 10.5% 11.8%	$314.0 11.5% 10.8%	$255.5 10.3% 12.7%	81.9%	$471,744

Cheri M. Phyfer	OI(60%) SALES(20%) WCE(20%)	$402.1 -0.3% 18.4%	$465.2 1.7% 16.7%	$528.3 3.7% 15.3%	$489.3 4.5% 15.8%	152.2%	$673,485

Brett E. Finley	OI(60%) OM(20%) WCE(20%)	$163.9 12.7% 21.8%	$197.4 13.9% 19.8%	$230.9 14.9% 18.1%	$202.10 14.2% 18.3%	127.6%	$561,759
(1)

OI minimum, target and maximum performance measures and actual performance results are shown in millions. Goals for Messrs. Fink, Klein and Hallinan were based on Fortune Brands’ results, while goals for Messrs. Banyard and Finley and Ms. Phyfer were based on their respective business segments. For Ms. Phyfer, Sales Growth Above Market was determined by calculating the percentage change in GPG’s annual sales in excess of the percentage change in the plumbing market’s prior year sales.

(2)

EPS, OI and OM actual performance were adjusted to exclude the effect of currency fluctuations. See Use of Non-GAAP Financial Information in Connection with Incentive Compensation” included in Appendix A for a description of all adjustments.

(3)	The amount paid to Messrs. Fink and Klein were pro-rated from January 6, 2020, the date of their change in position.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Long-Term Equity Awards

The Compensation Committee believes that equity compensation reinforces a pay for performance culture and aligns the interests of management with those of our stockholders. Annually, the Compensation Committee sets a target equity award value and determines the types of equity to award.

The 2020 annual equity award for NEOs consisted of 50% performance share awards (“PSAs”), 25% restricted stock units (“RSUs”) and 25% stock options. In setting 2020 target long-term equity award values, the Compensation Committee considered competitive market data and the individual performance of each NEO. The Compensation Committee adjusted the target long-term equity award values granted to all NEOs, except for Mr. Banyard (due to his recent hire). The amounts were increased for Messrs. Fink, Hallinan and Finley and Ms. Phyfer due to promotion or to align award values with market data, in recognition of their prior year performance and to provide an increased value to enhance long-term retention.

To reflect Mr. Klein’s new role as Executive Chair, the value of his 2020 equity award was decreased to align with market data for his new role. In anticipation of his retirement and the likelihood that Mr. Klein would not continue as an employee of the Company for an additional three years, Mr. Klein’s equity award was granted solely in RSUs that were scheduled to vest on December 31, 2020, subject to his continued employment through such date.

Below are the target equity award values for 2020 and 2019 for each NEO:

Named Executive Officer	2020 Target Equity Award Value	2019 Target Equity Award Value
Nicholas I. Fink	$5,525,000	$3,000,000
Christopher J. Klein	$1,500,000	$6,400,000
Patrick D. Hallinan	$1,700,000	$1,600,000
R. David Banyard, Jr.	$2,000,000	n/a(1)
Cheri M. Phyfer	$1,350,000	$1,000,000
Brett E. Finley	$1,300,000	$1,200,000

(1)  Mr. Banyard joined the Company in November 2019 and as a result did not participate in the Company’s annual equity award program during 2019. He did receive a new hire equity award in 2019 which is not reflected above.

Performance Share Awards: PSAs awarded to the NEOs in 2020 will be settled in shares of the Company’s common stock based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) (weighted 75%) and return on invested capital (“ROIC”) (weighted 25%) for the three year performance period from January 1, 2020 to December 31, 2022. Payouts may range from 50% to 200% of the target award based on performance. If the Company fails to achieve the minimum performance threshold, none of the PSAs will vest. PSAs will be settled following completion of the performance period and certification of the performance results by the Compensation Committee (in early 2023).

The Compensation Committee based the performance goals on EBITDA and ROIC because it believes that these metrics incentivize management to grow earnings and aligns the interests of management with our stockholders. The Compensation Committee believes that awarding PSAs with a cumulative three year performance goal drives long-term sustained growth and, as a result, management is rewarded if the long-term growth goals are exceeded. In establishing performance goals for PSAs, the Compensation Committee considered the Company’s strategic operating plan, the expected three year compound market growth rate, as well as key assumptions relating to share gains, pricing, material inflation and productivity.

RSUs and Stock Options: The Compensation Committee believes that both RSUs and stock options incent NEOs to increase stockholder returns and align the interests of NEOs with stockholders. RSUs granted to the NEOs vest in three equal annual installments, assuming the NEO remains employed through each annual vesting date. RSUs serve as a long-term retention tool in a cyclical business because the NEO must remain employed with the

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Company through each of the three annual vesting dates to receive all of the shares. The Compensation Committee believes that RSUs represent at-risk compensation since their value is linked directly to share price.

Stock options allow an NEO to purchase a specific number of shares of Company stock at a fixed price (i.e., the share price set on the grant date). The 2020 stock options vest in three equal annual installments, assuming the NEO remains employed through each vesting date, and expire ten years from the grant date. The Compensation Committee believes that stock options are performance-based and at-risk because the NEO only realizes value to the extent the Company’s stock price increases after the grant date.

Retention Award: In February 2020, the Compensation Committee granted RSUs to Ms. Phyfer, with a grant date fair value equal to approximately $300,000 (4,345 RSUs) as a retention award and in recognition of her prior year performance. This award will vest on the third anniversary of the grant date, subject to her remaining employed through the vesting date.

2018-2020 Performance Share Awards Payout

In 2018, the Compensation Committee awarded NEOs with PSAs to be settled in early 2021 if the Company achieved certain EBITDA and RONTA goals during the cumulative performance period from January 1, 2018 through December 31, 2020, with EBITDA weighted 75% and RONTA weighted 25%. No changes were made to the incentive goals or targets in 2020 due to the impact of COVID-19. The Compensation Committee certified a payout level of 26.3% of target. The threshold, target and maximum goals and the Company’s actual results were as follows:

2018-2020 PSA Target EBITDA and RONTA Goals and Results

Metric(1)	Threshold	Target	Maximum	Actual Performance	% of Payout
EBITDA (75%)	$2,690.0	$3,020.1	$3,182.7	$2,805.8	26.3%
RONTA (25%)	53.8%	59.4%	62.2%	50.3%

(1)	Dollar amounts in this row are reported in millions. See Use of Non-GAAP Financial Information in Connection with Incentive Compensation included in Appendix A for a description of all adjustments.

Based on the achievement of these results, the NEOs received the following number of shares of Company stock pursuant to the terms of the 2018-2020 PSAs:

Named Executive Officer	Shares Earned
Nicholas I. Fink	1,656
Christopher J. Klein	8,280
Patrick D. Hallinan	1,863
Cheri Phyfer	517
Brett E. Finley	1,311

2020 Outperformance Awards

We believe COVID-19 had an extraordinary impact on the Company and like many other companies, we faced both financial and operational challenges. Additionally, the onset of the pandemic coincided with the CEO transition and an accelerated business strategy. A decline in demand for our products and increased inefficiencies caused by COVID-19 resulted in a significant and unexpected negative impact on the Company’s financial results in the second quarter. Management quickly responded to these challenges and took actions in the second quarter of 2020 by reducing fixed costs to drive long term profitable growth while at the same time making significant investments and changes to our operations which focused on the safety of our employees during the pandemic. As a result, the Company was able to keep our plants open throughout 2020, take care of our employees, meet the demand for our products in the second half of 2020, take market share from our competitors and invest for future growth.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

These efforts resulted in material year over year improvement in sales and profits for 2020. Compared to 2019, the Company’s 2020 sales increased 6% and operating income (before charges/gains) increased 12%. Further, the Company’s operating margin increased 80 basis points from 13.3% in 2019 to 14.1% in 2020. While achieving these results, the Company focused on keeping our employees safe during the pandemic, making the necessary investments and changes to the operations of our plants. Below is the Company’s 2020 sales and operating income growth compared to the S&P 500 and the Company’s Peer Group:

These financial results were reflected in a significant increase in our stock price compared to our peers and the S&P 500. Below is the Company’s one-year total shareholder return (including dividend reinvestment) compared to the S&P 500 and the Company’s Peer Group:

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The Compensation Committee recognized the extraordinary results that the management team delivered in 2020 and decided to grant a one-time equity award to each NEO (other than Mr. Klein). After receiving input from its compensation consultant, the Compensation Committee granted these one-time equity awards, consisting 50% of RSUs and 50% non-qualified stock options, 50% of which will vest in two years following the grant date and the remaining 50% will vest in three years following the grant date. The awards granted by the Compensation Committee in December 2020 were:

Named Executive Officer	Equity Award Value	RSU Award (#)	Stock Option Award (#)
Nicholas I. Fink	$1,000,000	6,065	21,844
Patrick D. Hallinan	$500,000	3,033	10,922
R. David Banyard, Jr.	$450,000	2,729	9,830
Cheri M. Phyfer	$400,000	2,426	8,737
Brett E. Finley	$300,000	1,820	6,553

Our outstanding results were not delivered solely by the NEOs. We are extremely proud of all of our employees’ contributions in 2020 and, as such, a number of recognition and rewards programs were implemented to recognize their efforts throughout 2020.

Benefits

Retirement

All of the NEOs are eligible for retirement benefits through the Fortune Brands Home & Security Retirement Savings Plan (the “Qualified Savings Plan”), a tax-qualified defined contribution 401(k) plan. The Compensation Committee believes that the Qualified Savings Plan benefits are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market.

In addition to the Qualified Savings Plan, the Company provides non-qualified retirement benefits for contributions that would have been made under the tax-qualified plan but for limitations imposed by the Internal Revenue Code (the “Code”). Please see the narratives and the “2020 Nonqualified Deferred Compensation” table on page 41 of this Proxy Statement for further information regarding these retirement benefits.

The Company maintains frozen tax-qualified defined benefit pension plans and non-qualified defined benefit pension plans. Messrs. Klein and Hallinan are the only NEOs entitled to a benefit under these plans. Benefit accruals were frozen in 2016, which means that Messrs. Klein and Hallinan did not accrue any additional benefits in 2020.

Severance

The Company has Agreements for the Payment of Benefits Following Termination of Employment (the “Severance Agreements”) with each NEO. Under the terms of the Severance Agreements, each NEO is entitled to severance benefits upon a “qualifying termination of employment” (i.e., termination by the Company without “cause” or by the NEO for “good reason”) or in the event of a qualifying termination of employment following a change in control. See the “2020 Potential Payments Upon Termination or Change in Control” table on page 42 below.

The Compensation Committee believes that it is appropriate to provide NEOs with the protections afforded under these Severance Agreements and that doing so helps the Company remain competitive with market practices and attract and retain superior talent. The Compensation Committee also believes that these Severance Agreements promote management independence and keep management focused on the Company’s business in the face of any potential change in control events.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

In connection with the 2020 CEO transition, the Compensation Committee authorized the Company to enter into a new Severance Agreement with each of Messrs. Fink and Klein. For Mr. Fink, the severance benefit under the Severance Agreement was increased to a multiple of two (2) years of specified compensation and three (3) years in the event of a qualifying termination following a change in control, while the severance benefit for Mr. Klein was decreased to one (1) year of specified compensation. In connection with his retirement from the Company, Mr. Klein did not receive any severance benefits under his Severance Agreement.

All of the Severance Agreements contain “double-trigger” change in control provisions, which means that there must be both a change in control of the Company (or applicable business) and a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”) before any enhanced benefits can be paid following a change in control. The NEOs are not entitled to any tax gross ups under the Severance Agreements, including those related to the change-in-control related excise taxes imposed under the Code.

Perquisites

All NEOs were provided with an executive health program that provides all NEOs with annual medical examinations. The Company also provides broad-based plans, which are generally available to employees such as match on charitable contributions and company product purchase programs. In 2020, the Company provided a limited number of perquisites to the NEOs, which included limited use of Company aircraft by Messrs. Fink, Klein and Hallinan (the costs of which were reimbursed to the Company based on the cost of a first class airplane ticket for each passenger on a personal flight).

Policies

Clawback Policy

The Company has a policy that allows it to recoup all or part of annual cash incentives or PSAs if there is: (1) a significant or material restatement of the Company’s financial statements covering any of the three fiscal years preceding the grant or payment; or (2) a restatement of the Company’s financial statements for any year which results from fraud or willful misconduct committed by an award holder. The Company also has the right to recoup all or part of an executive’s other equity awards under the terms and conditions of these awards.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for NEOs and other Company executives, which require them to hold a number of shares equal to a multiple of their annual base salary. The ownership guidelines are as follows:

Position	Stock Ownership Level as a Multiple of Base Salary
Chief Executive Officer	6
Chief Financial Officer	3
Division Presidents	3
Senior Vice Presidents	3
Vice Presidents	1

Executives have five years from the date of hire or date of promotion to acquire the requisite amount of stock and are required to hold 50% of net shares acquired from the vesting of PSAs and RSUs until the ownership guidelines are met. All of the NEOs currently meet the multiple or fall within the time period allowed to meet the multiple under the stock ownership guidelines.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Committee

Ann F. Hackett, Chair

Amit Banati

Irial Finan

Susan S. Kilsby

A.D. David Mackay

John G. Morikis

2020 EXECUTIVE COMPENSATION

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value & Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
	A	B	C	D	E	F	G	H	I
Nicholas I. Fink*	2020	1,097,138	0	4,643,703	1,881,263	1,765,088	0	228,782	9,615,974
Chief Executive Officer	2019	804,569	0	2,249,988	749,997	717,440	0	143,684	4,665,678
	2018	568,371	0	799,970	400,006	431,681	0	377,903	2,577,931
Christopher J. Klein*	2020	1,002,577	0	1,500,003	0	1,301,479	674,000	216,451	4,694,510
Non-Executive Chair, Former	2019	1,218,333	0	4,800,027	1,599,999	1,488,988	1,110,000	476,540	10,693,887
Chief Executive Officer	2018	1,176,667	0	3,999,982	2,000,003	996,704	0	437,975	8,611,331
Patrick D. Hallinan	2020	630,897	0	1,525,010	675,011	655,828	18,000	116,932	3,621,678
Senior Vice President and	2019	605,000	0	1,200,007	400,005	427,763	24,000	81,060	2,737,835
Chief Financial Officer	2018	575,000	0	899,952	449,998	281,445	0	82,634	2,289,029
R. David Banyard, Jr.	2020	720,000	0	1,724,968	725,011	471,744	0	17,142	3,658,865
President, Cabinets	2019	69,231	725,000	2,749,989	0	0	0	124	3,544,344
Cheri M. Phyfer President, Global Plumbing Group	2020	575,229	0	1,512,464	537,486	673,485	0	53,862	3,352,526
Brett E. Finley	2020	555,856	0	1,125,017	474,995	561,759	0	68,663	2,786,290
President, Outdoors & Security	2019	566,154	0	1,399,960	300,001	338,153	0	29,740	2,634,008
	2018	530,154	0	1,133,271	316,663	306,904	0	52,977	2,339,969
*	Mr. Klein served as Chief Executive Officer of the Company until January 6, 2020. Mr. Fink served as Chief Executive Officer of the Company beginning January 6, 2020.

(1)

Salary: Base salaries shown for all NEOs represent the actual amount paid during the year. Due to COVID-19 related cost saving initiatives taken by our management teams, Mr. Finley voluntarily took a small reduction in his base salary for a portion of the year. The amount reported in this column reflects the application of Mr. Finley’s voluntary reduction in base salary.

(2)

Stock Awards: The amounts listed in column D for 2020 represent the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for RSUs and PSAs granted in 2020. For assumptions used in determining these values, see note 12 to the consolidated financial statements contained in the Company’s Form 10-K.

The amounts included in this column for the PSAs granted during 2020 are calculated based on the probable outcome that the target performance level will be achieved. Assuming the highest level of performance is achieved, the maximum grant date fair value for the PSAs granted during 2020 is: $5,524,980 for Mr. Fink; $1,700,026 for Mr. Hallinan; $1,999,958 for Mr. Banyard; $1,349,968 for Ms. Phyfer and $1,299,980 for Mr. Finley.

(3)

Option Awards: The amounts listed in column E for 2020 reflect the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for stock options granted in 2020. For assumptions used in determining these values, see note 12 to the consolidated financial statements contained in the Company’s Form 10-K.

(4)	Non-Equity Incentive Plans: Column F lists amounts earned as annual cash incentives.

(5)

Change in Actuarial Value of Pension Benefits: Column G includes the change in actuarial value of the tax-qualified and non-qualified defined benefit pension plan benefits. The increase in present value of Mr. Klein’s and Mr. Hallinan’s accrued pension benefits is due to a decrease in the discount rate, a new mortality assumption and the passage of time. The narrative and footnotes following the 2020 Pension Benefits table on pages 40-41 provide additional detail about the pension plans.

(6)	Perquisites and All Other Compensation: The amounts in column H include the following:

(a)

Matching Contributions and Qualified Non-Elective Contributions to the Savings Plan. Matching contributions for 2020 to the Savings Plan were made by Fortune Brands in the amount of $12,825 for Messrs. Fink, Klein, and Hallinan and by MasterBrand Cabinets for Mr. Banyard in the amount of $13,962. A Qualified Non-Elective contribution was made by Therma-Tru in the amount of $8,550 for Mr. Finley.

(b)

Profit Sharing Contributions to the Savings Plan. Profit sharing contributions for 2020 to the Savings Plan were made by Fortune Brands in the amount of $19,310 for Messrs. Fink, Klein and Hallinan, by Global Plumbing Group in the amount of $14,250 for Ms. Phyfer and by Therma-Tru in the amount of $11,400 for Mr. Finley.

(c)

Profit Sharing Contributions to Supplemental Plans. The following contributions were made to the Fortune Brands Home & Security, Inc. Supplemental Retirement Plan for 2020: $112,287 for Mr. Fink; $163,279 for Mr. Klein and $56,615 for Mr. Hallinan. A contribution was made to the Global Plumbing Group Supplemental Retirement Plan for Ms. Phyfer in the amount of $34,750. A contribution was made to the Therma-Tru Supplemental Executive Retirement Plan for Mr. Finley in the amount of $44,898. These contributions would have been made under the Qualified Savings Plan but for the limitations on compensation imposed by the Code. These amounts were credited to the executives’ Supplemental Plan accounts in early 2021.

2020 EXECUTIVE COMPENSATION (CONTINUED)

(d)

Other: Included in column H for each NEO are costs associated with the Company’s executive health program. In 2020, limited use of the Company’s aircraft was provided to Messrs. Fink, Klein and Hallinan, who each reimbursed the Company for his personal use in an amount equivalent to the cost of a first class ticket for each passenger on these flights. The calculation of incremental cost of personal aircraft usage is based on variable costs to the Company, including fuel costs, crew expenses, landing fees and other miscellaneous variable costs. In 2020, the Company’s incremental cost for personal use of Company aircraft not reimbursed by Mr. Fink was $75,603, by Mr. Klein was $4,878 and by Mr. Hallinan was $22,070, which is reflected in column H.

2020 GRANTS OF PLAN-BASED AWARDS
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($)(1)
Name and Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas I. Fink
2/24/20(2)	$0	$1,375,000	$2,750,000
2/24/20(3)								98,240	$69.34	$1,381,254
2/24/20(4)							20,005			$1,381,245
2/24/20(5)				20,005	40,010	80,020				$2,762,490
12/07/20(4)							6,065			$499,968
12/07/20(3)								21,844	$83.07	$500,009
Christopher J. Klein
2/24/20(2)	$0	$1,000,000	$2,000,000
2/24/20(4)							21,725			$1,500,003
Patrick D. Hallinan
2/24/20(2)	$0	$508,000	$1,016,000
2/24/20(3)								30,228	$69.34	$425,006
2/24/20(4)							6,155			$424,972
2/24/20(5)				6,156	12,311	24,622				$850,013
12/07/20(4)							3,033			$250,025
12/07/20(3)								10,922	$83.07	$250,005
R. David Banyard, Jr.
2/24/20(2)	$0	$576,000	$1,152,000
2/24/20(3)								35,562	$69.34	$500,002
2/24/20(4)							7,242			$500,024
2/24/20(5)				7,242	14,483	28,966				$999,979
12/07/20(4)							2,729			$224,965
12/07/20(3)								9,830	$83.07	$225,009
Cheri M. Phyfer
2/24/20(2)	$0	$442,500	$885,000
2/24/20(3)								24,004	$69.34	$337,496
2/24/20(4)							4,888			$337,492
2/24/20(4)							4,345			$300,001
2/24/20(5)				4,888	9,776	19,552				$674,984
12/07/20(4)							2,426			$199,987
12/07/20(3)								8,737	$83.07	$199,990
Brett E. Finley
2/24/20(2)	$0	$440,250	$880,500
2/24/20(3)								23,115	$69.34	$324,997
2/24/20(4)							4,707			$324,995
2/24/20(5)				4,707	9,414	18,828				$649,990
12/07/20(4)							1,820			$150,032
12/07/20(3)								6,553	$83.07	$149,998

(1)

For stock options awarded on February 24, 2020 and December 7, 2020, the grant date fair value is based on the Black-Scholes value of $14.06 and $22.89, respectively. The grant date fair value of PSAs and RSUs was determined based upon the average of the high and low prices of the Company’s common stock on the grant date: $69.045 for the February 24, 2020 awards and $82.435 for the December 7, 2020 awards. Grant date fair values of PSAs and RSUs are computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see note 12 to the consolidated financial statements contained in the Company’s Form 10-K.

2020 EXECUTIVE COMPENSATION (CONTINUED)

(2)

Amounts in this row reflect the range of potential payments under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan (the “AIP”). The target payout for Messrs. Fink, Klein, Hallinan, Banyard, Finley and Ms. Phyfer is based on target awards of 125%, 100%, 80%, 80%, 75% and 75%, respectively, of base salary as of December 31, 2020. See pages 28-29 of the CD&A for further information regarding Annual Cash Incentives.

(3)

This row reflects the number of stock options granted under the Company’s 2013 Long-Term Incentive Plan (the “LTIP”) and the grant date fair value of the stock options on the grant date. Stock options granted on February 24, 2020 vest ratably in three equal annual installments, subject to continued employment through the applicable vesting dates. Stock options granted on December 7, 2020 vest 50% in two years following the grant date and 50% in three years following the grant date, subject to continued employment through the applicable vesting dates.

(4)

The amounts in this row reflect the number of RSUs that were granted under the LTIP and the grant date fair value of the RSUs on the grant date. RSUs granted on February 24, 2020 will vest in three equal annual installments, subject to continued employment through the applicable vesting dates, except with respect to Mr. Klein’s award which vested on December 31, 2020 and Ms. Phyfer’s retention award of 4,345 RSUs which fully vests on the third anniversary of the grant date, subject to continued employment through the vesting date. RSUs granted on December 7, 2020, vest 50% in two years following the grant date and 50% in three years following the grant date, subject to continued employment through the applicable vesting dates.

(5)

The amounts in this row reflect the range of potential payouts for PSAs that were granted under the LTIP for the 2020-2022 performance period. The performance goals for the 2020-2022 PSAs are EBITDA (weighted 75%) and average ROIC (weighted 25%).

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)
Nicholas I. Fink	0	21,844		$83.07	12/7/30	38,663	$3,314,192	71,493	$6,128,380
	0	98,240		$69.34	2/24/30
	22,322	44,642		$46.99	3/5/29
	18,846	9,423		$63.51	2/26/28
	27,261	0		$58.21	2/27/27
	27,600	0		$50.22	2/28/26
Christopher J. Klein	140,474	0		$47.99	2/21/29	0	$0	66,960	$5,739,811
	141,343	0		$63.51	2/26/28
	136,307	0		$58.21	2/27/27
	131,200	0		$50.22	2/28/26
	132,500	0		$47.87	2/23/25
Patrick D. Hallinan	0	10,922		$83.07	12/7/30	17,129	$1,468,298	29,051	$2,490,252
	0	30,228		$69.34	2/24/30
	11,707	23,412		$47.99	2/21/29
	21,201	10,601		$63.51	2/26/28
	5,165	0		$65.41	7/3/27
	16,109	0		$58.21	2/27/27
	8,500	0		$50.22	2/28/26
	7,850	0		$47.87	2/23/25
R. David Banyard, Jr.	0	9,830		$83.07	12/7/30	38,969	$3,340,423	14,483	$1,241,483
	0	35,562		$69.34	2/24/30
Cheri M. Phyfer	0	8,737		$83.07	12/7/30	17,387	$1,490,414	20,270	$1,737,544
	0	24,004		$69.34	2/24/30
	7,441	14,880		$46.99	3/5/29
	5,889	2,945		$63.51	2/26/28
Brett E. Finley	0	6,553		$83.07	12/7/30	25,876	$2,218,091	21,969	$1,883,183
	0	23,115		$69.34	2/24/30
	8,780	17,559		$47.99	2/21/29
	14,919	7,460		$63.51	2/26/28

2020 EXECUTIVE COMPENSATION (CONTINUED)

(1)	Each outstanding stock option that was exercisable on December 31, 2020 is listed in this column.

(2)

Each outstanding stock option that was not yet exercisable on December 31, 2020 is listed in this column. All of Mr. Klein’s stock options vested on December 31, 2020. Stock options vest in three equal annual installments, except for the December 7, 2020 grant which vests 50% in two years following the grant date and 50% in three years following the grant date, subject to continued employment through the applicable vesting dates. The chart below reflects the number of outstanding stock options that will vest during each of 2021, 2022 and 2023 (assuming each NEO’s continued employment):

	Number of Options Vesting by Year
Name	2021	2022	2023
Nicholas I. Fink	64,491	65,989	43,669
Patrick D. Hallinan	32,383	27,243	15,537
R. David Banyard, Jr.	11,854	16,769	16,769
Cheri M. Phyfer	18,387	19,809	12,370
Brett E. Finley	23,944	19,761	10,982

(3)

Each outstanding RSU that had not yet vested as of December 31, 2020 is listed in this column. All of Mr. Klein’s outstanding RSUs vested on his retirement date, December 31, 2020. The chart below reflects the number of outstanding RSUs that will vest during 2021, 2022 and 2023 (assuming each NEO’s continued employment):

	Number of RSUs Vesting by Year
Name	2021	2022	2023
Nicholas I. Fink	14,015	14,947	9,701
Patrick D. Hallinan	7,203	6,357	3,569
R. David Banyard, Jr.	16,913	18,277	3,779
Cheri M. Phyfer	5,609	4,591	7,187
Brett E. Finley	18,826	4,571	2,479

(4)	This column reflects the value of the outstanding RSUs that have not yet vested (using the December 31, 2020 closing price of the Company’s common stock of $85.72).

(5)

The amounts reported in this column are based on achieving target performance goals for PSAs granted in 2019 and 2020, as the performance for each performance period is measured on a cumulative basis and is not determinable until the end of the three year performance period. The PSAs vest based on the Company’s performance over the three year performance period and are subject to the executive’s continued employment through the end of the performance period. The description on page 30 and the footnotes to the table titled “2020 Grants of Plan-Based Awards” on page 37 provide additional detail on the PSAs granted in 2020. The chart below reflects the number of PSAs outstanding as of December 31, 2020 (assuming target and each NEO’s continued employment):

	Number of PSA Outstanding By Performance Period
Name	2019-2021	2020-2022
Nicholas I. Fink	31,483	40,010
Christopher J. Klein	66,960	0
Patrick D. Hallinan	16,740	12,311
R. David Banyard, Jr.	0	14,483
Cheri M. Phyfer	10,494	9,776
Brett E. Finley	12,555	9,414

(6)	This column reflects the value of the PSAs (using the December 31, 2020 closing price of the Company’s common stock of $85.72).

2020 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized Upon Vesting ($)(4)
Nicholas I. Fink	30,000	$ 910,933	11,116	$ 726,107
Christopher J. Klein	333,500	$14,625,883	95,044	$7,374,762
Patrick D. Hallinan	15,450	$ 339,117	9,281	$ 620,903
R. David Banyard, Jr.	0	$ 0	14,499	$1,172,534
Cheri M. Phyfer	0	$ 0	4,496	$ 290,020
Brett E. Finley	39,527	$ 947,360	9,642	$ 688,561

2020 EXECUTIVE COMPENSATION (CONTINUED)

(1)	This column reflects the number of stock options exercised during 2020.

(2)	This column reflects the difference between the market value of the shares on the date of exercise and the exercise price of the stock options.

(3)

This column reflects the number of RSUs that vested in 2020 which were granted in 2017, 2018 and 2019. For Mr. Klein, this column includes RSUs granted to him in 2017, 2018, 2019 and 2020, which includes RSUs that vested on his retirement. This column also reflects the number of shares acquired upon the vesting of PSAs for the 2018-2020 performance period.

(4)	This column reflects the value of RSUs and PSAs calculated using the market value of the shares on the applicable vesting dates.

Frozen Tax-Qualified and Non-Qualified Pension Benefits

None of our NEOs are currently receiving benefit accruals under any pension plan or supplemental pension plan as the Company froze all future benefit accruals effective December 31, 2016. Messrs. Klein and Hallinan retain an accumulated benefit that accrued prior to benefits being frozen. Messrs. Fink, Banyard and Finley and Ms. Phyfer are not eligible to participate in tax-qualified defined benefit pension plans because their hire or transfer dates (as applicable) occurred after the date the plans were frozen with respect to new participants.

Mr. Klein’s benefit is provided under the Moen Incorporated Pension Plan (“Moen Plan”) and the Fortune Brands Home & Security, Inc. Supplemental Retirement Plan (“FBHS SERP”). Mr. Hallinan was employed by MasterBrand Cabinets from 2005 through 2008, during which time he accumulated a pension benefit under the MasterBrand Cabinets, Inc. Pension Plan (“MBCI Plan”) and a supplemental pension benefit under the MasterBrand Cabinets, Inc. Supplemental Retirement Plan (“MBCI SERP”). The supplemental plans each pay the difference between the benefits payable under the qualified plans and the amount that would have been paid if the Code did not have a limitation on the amount of compensation permitted for inclusion of the calculation of benefits. The present value of the accumulated benefits under the qualified and non-qualified plans will continue to fluctuate in the future based on changes in discount rates and actuarial assumptions.

Payment of Mr. Klein’s tax-qualified pension benefit would be unreduced after attaining age 62. Because Mr. Klein satisfies the age for early retirement, he could commence payment of his benefit with a reduction rate of 6% per year prior to attainment of age 62. Under the FBHS SERP, payment of benefits commences at termination of employment following attainment of age 55, subject to any delay required under Section 409A of the Code. Additionally, early commencement of benefits would be calculated using a reduction of 6% per year prior to the attainment of age 62.

Mr. Hallinan can commence payment of his benefits at any time after the age of 55 at a reduction rate of 0.5% per month for the first 60 months and 0.3333% per month thereafter until the attainment of age 65. If he commences his benefits after the age of 62, however, there is no reduction. Under the MBCI SERP, payment of the benefit is made in the form of a lump sum following termination of employment, subject to any delay required under Section 409A of the Code.

RETIREMENT AND POST-RETIREMENT BENEFITS 2020 PENSION BENEFITS
Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last Fiscal Year
Christopher J. Klein	Moen Plan	13.75	$654,000	0
	FBHS SERP	13.75	$5,504,000	0
Patrick D. Hallinan	MBCI Plan	3.08	$88,000	0
	MBCI SERP	3.08	$27,000	0

(1)

Mr. Klein accrued benefits under the Moen Plan, a tax-qualified defined benefit pension plan, and the FBHS SERP, a non-qualified defined benefit supplemental pension plan, through December 31, 2016 when benefit accruals were frozen. Mr. Hallinan accrued benefits under the MBCI Plan, a tax-qualified defined benefit pension plan, and the MBCI SERP, a non-qualified defined benefit supplemental pension plan, while he was employed with MasterBrand Cabinets from 2005 through 2008.

2020 EXECUTIVE COMPENSATION (CONTINUED)

(2)

The benefit amounts listed reflect the present value of the accumulated benefit payable in the form of a single life annuity where payments continue for the life of the NEO but cease upon his death. All of the tax-qualified and supplemental non-qualified pension plans provide for payment to be made in a single-life annuity to unmarried participants and in a qualified joint and survivor annuity for married participants, with the exception of the MBCI SERP which provides for payment to be made in a lump sum following termination. At the time of retirement, participants may elect, among other forms of payment, a reduced annuity in the joint and survivor form, which provides payments over the life of the participant and a named beneficiary.

For Mr. Klein, the amounts listed are based on compensation and years of service as of December 31, 2016, the last year that he accrued a benefit before the plans were frozen. The present value of Mr. Klein’s accumulated plan benefit was calculated based on assumptions in accordance with FASB ASC 715, which includes the Pri-2012 fully generational mortality table projected to 2021 using Scale MP-2020 and a discount rate of 2.70% for the Moen Plan and a discount rate of 2.70% for the FBHS SERP. For Mr. Hallinan, the amounts listed are based on compensation and years of service with MasterBrand Cabinets from 2005 through 2008. The present value of Mr. Hallinan’s accumulated plan benefits is calculated based on the same assumptions used to calculate Mr. Klein’s accumulated plan benefits and a discount rate of 2.65% for the MBCI Plan and the MBCI SERP.

Tax Qualified and Non-Qualified Defined Contribution Benefits

Fortune Brands maintains a tax-qualified defined contribution plan (the “Savings Plan”) and each of our businesses make either a matching contribution or a qualified non-elective contribution (“QNEC”) under the Savings Plan. In addition, Fortune Brands, Global Plumbing Group and Therma-Tru make profit sharing contributions to eligible employees. In 2020, the eligible profit sharing contribution amount was equal to 6% of adjusted compensation, plus 7.5% for amounts above the Social Security wage base limit, for Messrs. Fink, Klein and Hallinan, 5% for Ms. Phyfer and 4% for Mr. Finley. A portion of the amount of the profit sharing contribution, up to the limitation imposed by the Code, was made to the Savings Plan. Profit sharing contributions in excess of the limitation imposed by the Code were contributed to the FBHS SERP on behalf of Messrs. Fink, Klein, Hallinan, to the Global Plumbing Group Supplemental Plan (the “GPG SERP”) on behalf of Ms. Phyfer and to the Therma-Tru Corp. Supplemental Executive Retirement Plan (the “Therma-Tru SERP”) on behalf of Mr. Finley. Mr. Banyard does not receive profit sharing contributions under the Savings Plan. Messrs. Fink and Hallinan maintain an account holding prior supplemental non-qualified profit sharing contributions under the GPG SERP.

FBHS SERP and GPG SERP profit sharing accounts are credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index. The FBHS SERP and the GPG SERP pay any defined contribution amounts, in a lump sum following termination of employment, subject to any delay required under Section 409A of the Code. Participants in the Therma-Tru SERP have the option to invest in a number of mutual funds, which are valued on a daily basis. Any interest, dividends, gains or losses received by the mutual fund investment are allocated across the participants’ accounts in that fund. The Therma-Tru SERP pays any supplement profit sharing contributions in a lump sum or in substantially equal annual installments following termination of employment, subject to any delay required under Section 409A of the Code.

2020 NONQUALIFIED DEFERRED COMPENSATION
Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Nicholas I. Fink	FBHS SERP	$0	$112,287	$8,150	$0	$260,788
	GPG SERP	$0	$0	$6,154	$0	$90,542
Christopher J. Klein	FBHS SERP	$0	$163,279	$167,293	$0	$2,547,345
Patrick D. Hallinan	FBHS SERP	$0	$56,615	$8,636	$0	$194,390
	GPG SERP	$0	$0	$3,608	$0	$50,210
Cheri M. Phyfer	GPG SERP	$0	$34,750	$1,391	$0	$61,226
Brett E. Finley	Therma-Tru SERP	$0	$44,898	$33,417	$0	$225,942

(1) Amounts listed in this column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the 2020 Summary Compensation Table.

(2) No amounts listed in the Aggregate Earnings column were reported in the 2020 Summary Compensation Table.

2020 EXECUTIVE COMPENSATION (CONTINUED)

2020 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)(2)
	Voluntary		Involuntary					Involuntary Termination (without Cause) or Termination for Good Reason After Change in Control
	For Good Reason	Without Good Reason	For Cause	Without Cause	Death	Disability(3)	Retirement
Cash Severance

Fink	$5,238,844	$0	$0	$5,238,844	$0	$0	$0	$7,858,266

Hallinan	$1,847,625	$0	$0	$1,847,625	$0	$0	$0	$2,463,500

Banyard	$1,964,943	$0	$0	$1,964,943	$0	$0	$0	$2,619,924

Phyfer	$1,622,250	$0	$0	$1,622,250	$0	$0	$0	$2,163,000

Finley	$1,638,147	$0	$0	$1,638,147	$0	$0	$0	$2,184,196
Health and Related Benefits(4)

Fink	$18,321	$0	$0	$18,321	$3,000,000	$0	$0	$27,482

Hallinan	$25,946	$0	$0	$25,946	$1,905,000	$0	$0	$34,595

Banyard. Jr.	$25,339	$0	$0	$25,339	$720,000	$0	$0	$33,785

Phyfer	$32,729	$0	$0	$32,729	$590,000	$0	$0	$43,638

Finley	$27,094	$0	$0	$27,094	$530,000	$0	$0	$36,125
Options(5)

Fink	$0	$0	$0	$0	$3,605,327	$1,938,269	$0	$3,605,327

Hallinan	$0	$0	$0	$0	$1,642,861	$1,118,783	$0	$1,642,861

Banyard, Jr.	$0	$0	$0	$0	$608,555	$0	$0	$608,555

Phyfer	$0	$0	$0	$0	$1,058,049	$641,711	$0	$1,058,049

Finley	$0	$0	$0	$0	$1,224,177	$828,188	$0	$1,224,177
RSUs

Fink	$0	$0	$0	$0	$3,359,703	$1,085,013	$0	$3,359,703

Hallinan	$0	$0	$0	$0	$1,491,435	$697,203	$0	$1,491,435

Banyard, Jr.	$0	$0	$0	$0	$3,382,248	$2,485,709	$0	$3,382,248

Phyfer	$0	$0	$0	$0	$1,512,183	$503,328	$0	$1,512,183

Finley	$0	$0	$0	$0	$2,260,586	$1,669,188	$0	$2,260,586
Performance Share Awards

Fink	$0	$0	$0	$0	$6,224,718	$2,756,651	$0	$6,224,718

Hallinan	$0	$0	$0	$0	$2,532,872	$1,465,754	$0	$2,532,872

Banyard, Jr.	$0	$0	$0	$0	$1,255,386	$0	$0	$1,255,386

Phyfer	$0	$0	$0	$0	$1,766,238	$918,855	$0	$1,766,238

Finley	$0	$0	$0	$0	$1,915,321	$1,099,316	$0	$1,915,321
Total Potential Payments

Fink	$5,257,165	$0	$0	$5,257,165	$16,189,748	$5,779,933	$0	$21,075,496

Hallinan	$1,873,571	$0	$0	$1,873,571	$7,572,168	$3,281,740	$0	$8,165,263

Banyard, Jr.	$1,990,282	$0	$0	$1,990,282	$5,966,189	$2,485,709	$0	$7,899,898

Phyfer	$1,654,979	$0	$0	$1,654,979	$4,926,470	$2,063,894	$0	$6,543,108

Finley	$1,665,241	$0	$0	$1,665,241	$5,930,084	$3,596,692	$0	$7,620,405

(1)

This table assumes the specified termination events occurred on December 31, 2020. The value of the equity that would have vested or been settled in connection with a termination event or a change in control was determined by using the closing price of the Company’s common stock on December 31, 2020 ($85.72 per share).

(2)

Mr. Klein is excluded from this chart as he retired effective December 31, 2020. As a result of his retirement, the value of his equity awards that vested due to retirement treatment was $15,888,476, consisting of $4,579,779 for stock options, $5,568,886 for RSUs and $5,739,811 for PSAs (assuming target performance) and based on the closing price of the Company’s common stock on December 31, 2020 ($85.72 per share).

(3)	The amounts reported in this column assume that the executive remains on disability through the full vesting of the award.

(4)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits.

(5)	The amount reported in the “Disability” column reflect the value of unvested stock options that would have continued to vest according to the normal vesting schedule applicable to the award.

2020 EXECUTIVE COMPENSATION (CONTINUED)

Termination of Employment and Change in Control Arrangements. To protect the Company’s interests in retaining its top talent, the Company has Severance Agreements with each NEO. Under the terms of the Severance Agreements, each NEO is entitled to severance benefits upon a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”). In 2020, the severance benefits under the Severance Agreements consist of:

•

an amount equal to a multiple (2 years for Mr. Fink and 1.5 years for all other NEOs) of the NEO’s (1) base salary, (2) target annual cash incentive, plus (3) any profit sharing allocation and matching contributions under the applicable tax-qualified and non-qualified defined contributions plans for the year prior to the year in which the termination takes place;

•	an additional number of months (equal to the severance multiple described above) of coverage under health, life and accident plans to the extent allowed under the applicable plan; and

•

an amount equal to the annual cash incentive award the NEO would have received based upon actual Company (or applicable business) performance for the calendar year in which the termination date occurs, prorated for the NEO’s service during the year.

The Severance Agreements contain various restrictive covenants, including a one year non-solicitation provision, a non-disparagement provision, and a one year non-competition restriction. NEOs are also required to sign a release of legal claims against the Company to receive any severance payments.

All of the Severance Agreements contain provisions which provide for enhanced benefits in the event of a qualifying termination (i.e., termination by the Company without “cause” or by the NEO for “good reason”) following a change in control. The Severance Agreements contain “double triggers,” which means that there must be both a change in control of the Company (or applicable business) and a qualifying termination of employment before any enhanced benefits are paid. In the event Mr. Fink is terminated within 2 years following a change in control, his multiple would increase from 2 years to 3 years. In the event of termination of any of the other NEOs within 2 years following a change in control, the multiple is increased from 1.5 years to 2 years. The Severance Agreements do not allow for excise tax gross-ups on these amounts.

In January 2020, the Company entered into new Severance Agreements with each of Messrs. Klein and Fink, in the customary form described above. For Mr. Klein, the severance multiple for determining severance benefits following a qualifying termination of employment was one (1) year of specified compensation, without any increase in the multiple for a termination following a change in control. As noted above, Mr. Klein retired from the Company on December 31, 2020 and did not receive any severance benefits under his Severance Agreement.

Treatment of Equity Awards Following a Termination of Employment (other than in the event of a Change in Control). If a NEO’s employment terminates with or without cause, all unvested PSAs, RSUs and stock options are forfeited. If a NEO dies, becomes disabled or retires, his or her outstanding equity awards vest or are paid as follows:

Treatment of Equity in the Event of Death, Disability or Retirement
Event	Performance Share Awards	Restricted Stock Units	Stock Options

Death	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.

Disability(1)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs continue to vest according to the vesting schedule.	Unvested stock options continue to vest according to the vesting schedule.

Retirement(2)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.
(1)	The executive must have one year of service from the grant date prior to the date of disability to be entitled to receive the disability treatment listed above.

(2)

The executive must be 55 years of age with 5 years of service and also have one year of service from the grant date prior to the date of retirement to be entitled to receive the retirement treatment listed above. This provision is not generally applicable to retention awards or the 2020 Outperformance awards.

2020 EXECUTIVE COMPENSATION (CONTINUED)

Treatment of Equity Awards Following a Change in Control and Termination of Employment. In the event a NEO is terminated by the Company without cause or by the NEO for good reason within two (2) years of a change in control, his or her equity awards vest or are paid as follows:

Treatment of Equity In the Event of a Termination Following a Change In Control*
Award	Treatment

PSAs	Shares are paid assuming that target performance was achieved.

RSUs	Outstanding RSUs fully vest.

Stock Options	Unvested stock options fully vest.
*	The Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

CEO PAY RATIO

The Securities and Exchange Commission (“SEC”) adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of Mr. Fink, the Company’s chief executive officer. To understand this disclosure, we think it is important to give context to our operations. Our corporate headquarters are located in Deerfield, Illinois and we operate 57 manufacturing facilities and 64 distribution centers and warehouses worldwide. As a consumer products manufacturer, approximately 77% of our employees are involved in manufacturing our products. In addition, the majority of our manufacturing and assembly plant locations are located in rural areas while our corporate offices are generally located in urban areas. We strive to create a compensation program that is competitive in terms of both the position and the geographic location in which our employees are located. Accordingly, our pay structures vary amongst employees based on business unit, position and geographic location.

Identification of Median Employee

We selected October 1, 2020 as the date on which to determine our median employee. As of that date, the Company had approximately 25,742 employees (15,885 in the United States and 9,857 outside of the United States). For purposes of identifying the median employee, we used 2020 taxable year-to-date compensation and applied a de minimis exemption which allowed us to exclude non-US employees in countries that make up 5% or less of our employee population. The Company excluded 4 employees in Guatemala, 4 in Hong Kong and 1,037 in China. After applying this exemption, the Company used a total of 24,697 employees (15,885 in the United States and 8,812 outside of the United States) to identify the median employee. In addition, approximately 1,200 employees of Larson Manufacturing were excluded from the calculation because that company was acquired in late 2020.

Using this methodology, we determined that our median employee was a full-time, hourly employee working for our plumbing group in a production role. We then determined the median employee’s 2020 annual total compensation by calculating the employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. Under these requirements, the median employee’s 2020 total compensation included base and overtime pay, bonus, matching contributions to the Company’s 401(k), a profit sharing contribution and a change in the year-over-year actuarial value of the employee’s pension benefit. The total compensation reported below for Mr. Fink differs from the Total column of the 2021 Summary Compensation Table as a result of the annualization of Mr. Fink’s compensation to reflect his January 6, 2020 promotion to Chief Executive Officer. To annualize Mr. Fink’s compensation, we adjusted his base salary and annual cash incentive award to reflect his base salary and annual cash incentive target at his promotion. An adjustment to the amount of Mr. Fink’s 2020 long-term incentive award was not necessary as the amount reported in the Summary Compensation Table reflects his 2020 long-term incentive award as Chief Executive Officer.

2020 CEO Pay Ratio

		CEO Pay Ratio

Nicholas I. Fink	$9,628,873	190:1
Median Employee	$50,750

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)

Equity compensation plans approved by security holders	4,400,285	$55.54	2,679,235

Equity compensation plans not approved by security holders	—	n/a	—

Total	4,400,285	$55.54	2,679,235

(1)

As of December 31, 2020, the number of securities includes 2,539,029 shares to be issued upon the exercise of outstanding stock options, 1,152,918 shares to be issued upon the payment of performance shares (assuming maximum performance) and 708,338 shares to be issued upon the vesting of restricted stock unit awards.

(2)

Shares available for issuance under the Company’s 2013 Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is composed of five directors that are “independent” as defined under the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee Charter is available on the Company’s website at https://ir.fbhs.com/committees-and-charters.

The Audit Committee is responsible for the selection, retention, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2021.

The Audit Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence when assessing whether or not to continue to retain or change accounting firms. Factors such as independence, industry knowledge, communication and fees are considered. A performance survey is completed by the Company at the end of each year to evaluate performance of the independent registered public accounting firm in multiple areas including quality of services, sufficiency of audit firm resources, communication and interaction as well as independence, objectivity and professional skepticism. Results are shared with the Audit Committee. Additionally, the independent registered public accounting firm presents to the Audit Committee at the beginning of each year a commitment letter outlining specific areas of focus for continued high quality client service. At the end of each year the independent registered public accounting firm presents to the Audit Committee and the Company a self-assessment against those commitments which is reviewed and discussed during the Audit Committee meeting.

The Audit Committee is also involved in the selection of the lead audit partner, who is limited by SEC rules to no more than five consecutive years in that role before the position must be rotated. The lead audit partner was most recently changed in early 2019.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2020.

The Company’s independent registered public accounting firm has also provided the Audit Committee with the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

AUDIT COMMITTEE MATTERS (CONTINUED)

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Audit Committee

Ronald V. Waters, III, Chair

Amit Banati

A.D. David Mackay

John G. Morikis

David M. Thomas

Fees of Independent Registered Public Accounting Firm

PwC served as the Company’s independent registered public accounting firm during the year ended December 31, 2020. All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during 2020 and 2019 are set forth in the table below:

Type of Fee	Year Ended December 31, 2020	Year Ended December 31, 2019

Audit Fees(1)	$4,657,000	$4,545,000

Audit-Related Fees	$0	$0

Tax Fees (2)	$429,000	$265,000

All Other Fees(3)	$2,000	$2,000

(1)

For both 2020 and 2019, “Audit Fees” represent the aggregate fees for audit services performed by PwC in connection with the audit of the Company’s annual financial statements in its SEC Form 10-K filing and the review of the Company’s quarterly financial information included in its Form 10-Q filings, as well as audit services performed over statutory reporting. For 2019, fees related to the issuance of a comfort letter in conjunction with the Company’s bond offerings are also included.

(2)	For both 2020 and 2019, “Tax Fees” included fees included tax compliance, domestic and international tax consulting, customs and transfer pricing services.

(3)	For both 2020 and 2019, fees for advisory services related to licensing an accounting research tool are included.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, tax fees and all other fees for 2020 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC                         ACCOUNTING FIRM

After evaluating PwC’s prior year performance, the Audit Committee appointed PwC as our independent registered public accounting firm for the year ending December 31, 2021. The Committee has retained PwC as the Company’s independent registered public accounting firm since 2011 and believes that the continued retention of PwC is in the best interest of the Company and its stockholders. Therefore, the Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year ending December 31, 2021 is ratified.”

A representative of PwC will attend the Annual Meeting to make a statement if he or she desires and respond to appropriate questions that may be asked by stockholders. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PwC.

The Board of Directors and the Audit Committee recommend that you vote FOR Proposal 2.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with a vote to approve the compensation of the named executive officers as disclosed in this Proxy Statement, on an advisory, non-binding basis, which is commonly referred to as a “Say-on-Pay” vote. The Board has decided the advisory vote on executive compensation will be held on an annual basis until the next non-binding stockholder vote on the frequency of the advisory vote. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the results of the vote and consider the results when making future decisions regarding executive compensation.

The Company’s compensation programs and practices are designed to pay for performance and to align management’s interests with those of the Company’s stockholders while attracting, motivating and retaining superior talent to lead our Company. Our executive compensation programs are designed to reward executives for the achievement of both short-term and long-term strategic and operational goals, as well as the creation of stockholder value. To accomplish this, the Compensation Committee has designed an executive compensation program that:

The Company asks that you indicate your approval of the compensation paid to our named executive officers, as described in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” which includes the compensation tables and narratives. For the reasons discussed above, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and their accompanying narrative discussion, is approved.”

The Board of Directors recommends that you vote FOR Proposal 3.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of March 5, 2021 (except as otherwise indicated), the beneficial ownership of the Company’s common stock by (a) each director, (b) the named executive officers, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the directors and executive officers, the Trustee of our defined contribution plan and filings made with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class

The Vanguard Group(2)	14,729,008	10.64%
FMR, LLC(3)	13,029,904	9.41%
BlackRock, Inc.(4)	10,994,401	7.94%
Wellington Management Group(5)	8,660,861	6.26%
Amit Banati	0	*
R. David Banyard, Jr.	64,546	*
Irial Finan	5,330	*
Nicholas I. Fink	254,618	*
Brett E. Finley	88,209	*
Ann F. Hackett(6)	35,215	*
Patrick D. Hallinan	146,612	*
Susan S. Kilsby	12,283	*
Christopher J. Klein(7)	856,110	*
A. D. David Mackay(8)	22,415	*
John G. Morikis(9)	43,062	*
Jeffery S. Perry	0	*
Cheri M. Phyfer	55,332	*
David M. Thomas(10)	44,235	*
Ronald V. Waters, III	11,472	*

Directors and executive officers as a group (21 persons)(11)	2,088,734	1.50%
*	Less than 1%

(1)	Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership within 60 days after March 5 , 2021:

Name	Number of Shares
R. David Banyard, Jr.	11,854
Nicholas I. Fink	160,520
Brett E. Finley	47,643
Patrick D. Hallinan	102,915
Christopher J. Klein	681,824
Cheri M. Phyfer	31,717

(2)

In a report filed by The Vanguard Group (“Vanguard”) on Schedule 13G/A filed on February 10, 2021, Vanguard disclosed that as of December 31, 2020, it and its wholly owned subsidiaries specified therein had sole voting power over 0 shares, shared voting power over 226,334 shares, sole dispositive power over 14,122,430 shares, and shared dispositive power over 606,578 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

In a report filed by FMR LLC (“FMR”) on Schedule 13G filed on February 8, 2021, FMR disclosed that as of December 31, 2020, it and its wholly owned subsidiaries specified therein had sole voting power over 2,763,073 shares, shared voting power over 0 shares, sole dispositive power over 13,029,904 shares, and shared dispositive power over 0 shares. The principal business address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(4)

In a report filed by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed on January 29, 2021, BlackRock disclosed that as of December 31, 2020, it and its subsidiaries had sole voting power over 9,489,488 shares, shared voting power over no shares, sole dispositive power over 10,994,401 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc., is 55 East 52nd Street, New York, New York, 10055.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS (CONTINUED)

(5)

In a report filed by Wellington Management Group LLP (“Wellington”) on Schedule 13G/A filed on February 4, 2021, Wellington disclosed that as of December 31, 2020, it and its wholly owned subsidiaries had sole voting power over no shares, shared voting power over 7,935,688 shares, sole dispositive power over no shares and shared dispositive power over 8,660,861 shares. The principal business address of Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(6)

Includes 34,815 shares which Ms. Hackett has deferred until the January following the year in which she ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan.

(7)	Includes 88,000 shares held by trusts for which Mr. Klein has sole investment power; however, he disclaims beneficial ownership of such shares.

(8)	Includes 8,000 shares held by trusts for which Mr. Mackay has sole investment power; however, he disclaims beneficial ownership of such shares.

(9)

Includes 5,742 shares which Mr. Morikis has deferred until the January following the year in which he ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan.

(10)

Includes 2,914 shares which Mr. Thomas has deferred until the January following the year in which he ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan. Also includes 9, 500 shares held by a charitable organization for which Mr. Thomas has sole investment and voting power; however, he disclaims beneficial ownership of such shares.

(11)

The table includes 1,324,968 shares of which our directors and executive officers as a group had the right to acquire beneficial ownership within 60 days after March 5, 2021. Inclusion of such shares does not constitute an admission by any director or executive officer that such person is the beneficial owner of such shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than ten percent of our outstanding common stock to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5, with the SEC. Based solely on our review of these forms, and certifications from our directors and officers that no other reports were required for them, we believe that all directors, officers and beneficial owners subject to Section 16 complied with the filing requirements applicable to them for the fiscal year ended December 31, 2020, with one exception. Due to administrative error, a Form 4 reporting the withholding of 236 shares to cover taxes upon the vesting of RSUs for John Lee was not timely reported. A Form 4 reporting the transaction was filed on December 9, 2020.

FREQUENTLY ASKED QUESTIONS

Why did I receive these materials?

This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote on at the Company’s Annual Meeting and gives you the information that you need to make an informed decision on these matters.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed proxy materials?

Companies are permitted to provide stockholders with access to proxy materials over the Internet instead of mailing a printed copy. Unless we were instructed otherwise, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders. The Notice contains instructions on how to access the proxy materials on the Internet, how to vote and how to request a printed set of proxy materials. This approach reduces the environmental impact and our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting.

The Company will make its Annual Report on Form 10-K for the last fiscal year, including any financial statements or schedules, available to stockholders without charge, upon written request to the Secretary, Fortune Brands 520 Lake Cook Road, Deerfield, Illinois 60015. The Company will furnish exhibits to Form 10-K to each stockholder requesting them upon payment of a $.10 per page fee to cover the Company’s cost.

Can I get electronic access to the proxy materials if I received printed materials?

Yes. If you received printed proxy materials, you can also access them online at www.proxyvote.com before voting your shares. The Company’s proxy materials are also available on our website at https://ir.fbhs.com/annual-reports-and-proxies. Stockholders are encouraged to elect to receive future proxy materials electronically. If you opt to receive our future proxy materials electronically, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it or for as long as the email address provided by you is valid. Stockholders of record who wish to participate can enroll at http://enroll.icsdelivery.com/fbhs. If your shares are held in an account by a bank, broker or other nominee, you should check with your bank, broker or other nominee regarding the availability of this service.

What is the difference between being a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with EQ Shareholder Services, the Company’s transfer agent, you are the “stockholder of record.” If your shares are held in an account by a bank, broker or other nominee, you hold your shares in “street name” and are a “beneficial owner” of those shares. The majority of stockholders are beneficial owners. For such shares, a bank, broker or other nominee is considered the stockholder of record for purposes of voting at the Annual Meeting. Beneficial owners have the right to direct their bank, broker or other nominee on how to vote the shares held in their account by using the voting instructions provided by the bank, broker or other nominee.

Who is entitled to vote?

Only stockholders who owned the Company’s common stock of record at the close of business on March 5, 2021 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 138,427,991 shares of common stock outstanding on the Record Date.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

Who can attend the Annual Meeting?

For the safety of our employees and our stockholders, we have planned to hold the Annual Meeting solely by virtual means. Only stockholders who owned Fortune Brands’ common stock as of the close of business on the Record Date may attend the virtual Annual Meeting. You must have the 16-digit control number that was included in your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials in order to be admitted to the Annual Meeting.

The meeting will begin promptly at 8:00 a.m. (CDT). We encourage you to access the meeting prior to the start time. Online access will open at 7:45 a.m. (CDT), and you should allow ample time to log in to the meeting webcast and test your computer audio system. Technicians will be available to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties with the virtual meeting, please call the technical support telephone number that will be posted on the virtual shareholder meeting login page. Technical support will be available beginning at 7:45 a.m. (CDT) on the day of the Annual Meeting and will remain available until the meeting has ended.

Can I ask questions at the Annual Meeting?

Stockholders as of the record date who properly log in and participate in our virtual Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Rules and procedures regarding the question and answer session will be available on www.virtualshareholdermeeting.com/FBHS2021.

How do I vote?

If you received a Notice in the mail, you can vote in advance of the Annual Meeting by Internet at www.proxyvote.com. If you chose to attend the Annual Meeting, you may vote during the meeting by Internet at www.virtualshareholdermeeting.com/FBHS2021. Voting instructions are provided on the Notice. You may also request to receive printed proxy materials in the mail.

Stockholders who received printed proxy materials in the mail or by email can vote in advance of the Annual Meeting by: (i) filling out the proxy card and returning it in the postage paid return envelope, (ii) telephone (800-690-6903), or (iii) Internet at www.proxyvote.com. If you chose to attend the Annual Meeting, you may vote during the meeting by Internet at www.virtualshareholdermeeting.com/FBHS2021. Voting instructions are provided on the proxy card.

If you are a beneficial owner of our shares, you must vote by giving instructions to your bank, broker or other nominee or you may vote electronically during the Annual Meeting. You should follow the voting instructions on the form that you receive from your bank, broker or other nominee, which will include details on available voting methods.

Whether or not you plan to participate in the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described above and in the proxy materials distributed to you in connection with the Annual Meeting.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. If any matter is properly presented other than the three proposals described above, the persons named in the enclosed proxy card or, if applicable, their substitutes, will have discretion to vote your shares in their best judgment.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

What if I don’t mark the boxes on my proxy or voting instruction card?

Unless you give other instructions on your proxy card or your voting instruction card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named in the enclosed proxy card will vote your shares in accordance with the recommendations of the Board, which are FOR the election of each director named in Proposal 1 and FOR Proposals 2 and 3.

If you are a beneficial owner and you have not provided voting instructions, your bank, broker or other nominee is only permitted to use its discretion to vote your shares on certain routine matters (only Proposal 2 qualifies as a routine matter for this purpose). If you have not provided voting instructions to your bank, broker or other nominee on non-routine matters (Proposals 1 and 3), your bank, broker or other nominee is not permitted to use its discretion to vote your shares. Therefore, we urge you to give voting instructions to your bank, broker or other nominee on all three proposals. Shares that are not permitted to be voted by your bank, broker or other nominee with respect to any matter are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and will have no direct impact on the voting results but will be counted for the purposes of establishing a quorum at the Annual Meeting.

How many votes are needed to approve a proposal?

The nominees for director, in non-contested elections, must receive a majority of the votes cast at the Annual Meeting, in person or by proxy, to be elected. A proxy card marked to abstain on the election of a director and any broker non-votes will not be counted as a vote cast with respect to that director.

Under the Company’s majority vote Bylaw provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board (excluding the nominee in question) will decide within 90 days of that certification, through a process managed by the NESG Committee, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC.

The affirmative vote of shares representing a majority in voting power of the common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for the approval of Proposals 2 and 3.

Proxy cards marked to abstain on Proposals 2 and 3 will have the effect of a negative vote. Broker non-votes are not applicable to Proposal 2 because your bank, broker or other nominee will be permitted to use discretion to vote your shares on this proposal. Broker non-votes will have no impact on Proposals 1 and 3.

How can I revoke my proxy or change my vote?

You may revoke your proxy by giving written notice to the Secretary of the Company or by delivering a later dated proxy at any time before it is actually voted. If you voted on the Internet or by telephone, you may change your vote by voting again. Your last vote is the vote that will be counted. Attendance at the virtual Annual Meeting does not revoke your proxy unless you vote at the Annual Meeting.

Will my vote be public?

As a matter of policy, proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed but are available to the independent Inspector of Election and certain employees of the Company.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the issued and outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions or without any voting instructions will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

Who is soliciting my proxy?

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this Annual Meeting, including mailing costs. To ensure that there is sufficient representation at the Annual Meeting, our employees may solicit proxies by telephone, facsimile or in person.

What if I am a participant in the Fortune Brands Home & Security Retirement Savings Plan or the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan?

Participants who invest in the Fortune Brands Stock Fund through the Fortune Brands Home & Security Retirement Savings Plan and the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan (collectively, the “Savings Plans”) were mailed a Notice. The Trustee of the Savings Plans, as record holder of the Fortune Brands common stock held in the Savings Plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions. Follow the voting instructions provided in the Notice to allow the Trustee to vote the whole shares attributable to your interest in accordance with your instructions. If the Trustee does not receive timely voting instructions with respect to the voting of your shares held in the Fortune Brands Stock Fund, the Trustee will vote such shares in the same manner and in the same proportion as the shares for which the Trustee did receive voting instructions.

How can I eliminate multiple mailings to the same address?

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice, but you wish to eliminate the duplicate mailings, you must submit a written request to the Company’s transfer agent, EQ Shareowner Services. To request the elimination of duplicate copies, please write to EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice or one set of proxy materials for each company in which you hold stock through that broker, bank or other nominee. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the bank, broker or other nominee will assume that you have consented and will send only one copy of the Notice to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of the Notice or proxy materials, or if you wish to receive individual copies of such documents for future meetings, we will send an individual copy to you if you call Shareholder Services at (847) 484-4538, or write to the Secretary of Fortune Brands 520 Lake Cook Road, Deerfield, Illinois 60015.

How can I submit a stockholder proposal or nomination next year?

Our Bylaws provide that in order for a stockholder to (i) nominate a candidate for election to our Board at the 2022 Annual Meeting of Stockholders, other than pursuant to our proxy access bylaw (discussed below), or (ii) propose business for consideration at the 2022 Annual Meeting of Stockholders, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 90 days nor more than 120 days before the anniversary of the prior year’s Annual Meeting, that is, after January 4, 2022 but no later than February 3, 2022 for the 2022 Annual Meeting.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

To nominate a director candidate to be included in our proxy materials for the 2022 Annual Meeting of Stockholders pursuant to our proxy access bylaw, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 120 days nor more than 150 days before the anniversary of the date the definitive proxy statement was first made available to stockholders in connection with the prior year’s Annual Meeting, that is, after October 23, 2021 but no later than November 22, 2021 for the 2022 Annual Meeting.

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2022 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we must receive it on or before November 22, 2021.

The person presiding at the Annual Meeting is authorized to determine if a proposed matter is properly brought before the Annual Meeting or if a nomination is properly made.

Copies of our Restated Certificate of Incorporation and Bylaws are available upon written request to the Secretary, Fortune Brands 520 Lake Cook Road, Deerfield, Illinois 60015.

APPENDIX A

RECONCILIATIONS

Operating Income before charges/gains to GAAP Operating Income

(Unaudited)

(In millions)

	For the Twelve Months Ended December 31,
	2020	2019	2018	2017	2016	% Change 2020 vs 2019

Operating income before charges/gains	$857.1	$764.0	$704.7	$716.2	$641.8	12
Restructuring charges(a)	(15.9)	(14.7)	(24.1)	(8.3)	(13.9)	(8)
Other charges(a)
Cost of product sold	(10.4)	(5.9)	(22.4)	(9.3)	(8.3)	(76)
Selling, general and administrative expenses	(6.9)	(3.4)	(7.7)	(5.4)	(1.0)	(103)
Change in inventory costing method(b)	—	—	7.3	—	—	—
Asset impairment charges(c)	(22.5)	(41.5)	(62.6)	(8.3)	—	46
Loss on sale of product line	—	—	—	(2.4)	—	—

Operating Income (GAAP)	$801.4	$698.5	$595.2	$682.5	$618.6	15

Operating income before charges/gains is operating income derived in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding restructuring and other charges, asset impairment charges, a benefit from an inventory costing change and the loss on sale of product line. Operating income before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the returns generated by FBHS and its business segments. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

(a) (b) (c) For definitions of Non-GAAP measures, see Definitions of Terms shown below.

DILUTED EPS BEFORE CHARGES/GAINS RECONCILIATION

(Unaudited)

	Twelve Months Ended December 31,
	2020	2019	2018	2017	2016	% Change 2020 vs 2019

Earnings Per Common Share - Diluted
EPS Before Charges/Gains(e)	$4.19	$3.60	$3.34	$3.08	$2.75	16

Restructuring and other charges(a)	(0.19)	(0.13)	(0.30)	(0.10)	(0.10)	(46)
Change in inventory costing method(b)	—	—	0.04	—	—	—
Asset impairment charges(c)	(0.13)	(0.22)	(0.35)	(0.07)	—	41
Tax Items	0.03	(0.01)	(0.05)	0.16	(0.02)	400
Loss on sale of product Line	—	—	—	(0.02)	—	—
Gains on equity investments(g)	0.06	—	—	—	—	—
Defined benefit plan actuarial losses(d)	(0.02)	(0.18)	(0.02)	—	(0.01)	89
Write off of prepaid debt insurance costs	—	—	—	—	(0.01)	—

Diluted EPS - Continuing Operations	$3.94	$3.06	$2.66	$3.05	$2.61	29

For the twelve months ended December 31, 2020, diluted EPS before charges/gains is net income less noncontrolling interests calculated on a diluted per-share basis excluding $33.2 million ($27.1 million after tax or $0.19 per diluted share) of restructuring and other charges, asset impairment charges of $22.5 million ($17.6 million after tax or $0.13 per diluted share), gains on equity investments of $11.0 million ($8.3 million net of

APPENDIX A (CONTINUED)

tax or $0.06 per diluted share), the impact from actuarial losses associated with our defined benefit plans of $3.2 million ($2.3 million after tax or $0.02 per diluted share) and a tax benefit of $3.8 million ($0.03 per diluted share).

For the twelve months ended December 31, 2019, diluted EPS before charges/gains is net income less noncontrolling interests calculated on a diluted per-share basis excluding $24.0 million ($18.1 million after tax or $0.13 per diluted share) of restructuring and other charges, intangible asset impairment charges of $41.5 million ($31.4 million after tax or $0.22 per diluted share), the impact from actuarial losses associated with our defined benefit plans of $34.1 million ($25.8 million after tax or $0.18 per diluted share) and a net tax charge of $1.3 million ($0.01 per diluted share).

For the twelve months ended December 31, 2018, diluted EPS before charges/gains is net income from continuing operations, net of tax less noncontrolling interests calculated on a diluted per-share basis excluding $54.2 million ($43.4 million after tax or $0.30 per diluted share) of restructuring and other charges, asset impairment charges of $62.6 million ($50.8 million after tax or $0.35 per diluted share), a benefit from an inventory costing change of $7.3 million ($5.5 million after tax or $0.04 per diluted share), a net tax charge principally related to an update to the estimated impact from the Tax Cuts and Jobs Act of 2017 ($7.2 million or $0.05 per diluted share) and the impact from actuarial losses associated with our defined benefit plans of $3.9 million ($2.9 million after tax or $0.02 per diluted share).

For the twelve months ended December 31, 2017, diluted EPS before charges/gains is income from continuing operations, net of tax less noncontrolling interests calculated on a diluted per-share basis excluding $23.0 million ($16.3 million after tax or $0.10 per diluted share) of restructuring and other charges, asset impairments of $15.3 million ($11.1 million after tax or $0.07 per diluted share), the loss on sale of product line of $2.4 million ($2.5 million after tax or $0.02 per diluted share), the impact of income from actuarial gains associated with our defined benefit plans of $0.5 million ($0.3 million after tax) and an income tax gain arising from a net benefit related to the Tax Cuts and Jobs Act of 2017 of $25.7 million ($0.16 per diluted share).

For the twelve months ended December 31, 2016, diluted EPS before charges/gains is income from continuing operations, net of tax less noncontrolling interests calculated on a diluted per-share basis excluding $23.2 million ($16.5 million after tax or $0.10 per diluted share) of restructuring and other charges, the impact of the write off of prepaid debt issuance cost of $1.3 million ($0.8 million after tax or $0.01 per diluted share), expense related to an income tax loss of $3.1 million ($0.02 per diluted share), and actuarial losses of $1.9 million ($1.3 million after tax or $0.01 per diluted share).

(a) (b) (c) (d) (e) (g) For definitions of Non-GAAP measures, see Definitions of Terms shown below.

APPENDIX A (CONTINUED)

EBITDA BEFORE CHARGES/GAINS TO INCOME FROM CONTINUING OPERATIONS

(Unaudited)

(In millions)

	For the Twelve Months Ended December 31,
	2020	2019	2018	2017	2016	% Change 2020 vs 2019

EBITDA BEFORE CHARGES/GAINS(f)	$1,017.6	$919.9	$868.3	$854.7	$776.5	11
Depreciation*	($113.0)	($109.4)	($107.3)	($98.6)	($92.1)	(3)
Amortization of intangible assets	(42.0)	(41.4)	(36.1)	(31.7)	(28.1)	(1)
Interest expense**	(83.9)	(94.2)	(74.5)	(49.4)	(49.1)	11
Restructuring and other charges(a)	(33.2)	(24.0)	(54.2)	(23.0)	(23.2)	(38)
Change in inventory costing method(b)	—	—	7.3	—	—	—
Asset impairment charges(c)	(22.5)	(41.5)	(62.6)	(15.3)	—	46
Equity in losses of affiliate	(7.6)	—	—	—	—	(100)
Gains on equity investments(g)	11.0	—	—	—	—	100
Loss on sale of product line	—	—	—	(2.4)	—	—
Defined benefit plan actuarial gains/(losses)(d)	(3.2)	(34.1)	(3.9)	0.5	(1.9)	91
Income taxes	(168.8)	(144.0)	(147.0)	(159.5)	(169.7)	(17)

Income from continuing operations, net of tax	$554.4	$431.3	$390.0	$475.3	$412.4	29

* Depreciation excludes accelerated depreciation expense for the twelve months ended December 31, 2020 of ($8.5) million, 2019 of ($1.9) million, 2018 of ($6.2) million and 2016 of ($2.5) million. Accelerated depreciation is included in restructuring and other charges.

** Interest expense includes the write-off of prepaid debt issuance costs of ($1.3) million for the twelve months ended December 31, 2016.

(a) (b) (c) (d) (f) (g) For definitions of Non-GAAP measures, see Definitions of Terms shown below.

OPERATING MARGIN BEFORE CHARGES/GAINS TO OPERATING MARGIN

(Unaudited)

(In millions)

	For the Twelve Months Ended December 31,
	2020	2019	Change 2020 vs 2019

Fortune Brands Home & Security
Before Charges/Gains Operating Margin	14.10%	13.30%	80 bps
Restructuring & Other Charges(a)	(0.5%)	(0.5%)
Asset impairment charges(c)	(0.4%)	(0.7%)
Operating Margin	13.20%	12.10%	110 bps

Operating margin is calculated as operating income derived in accordance with GAAP divided by GAAP net sales. Before charges/gains operating margin is operating income derived in accordance with GAAP excluding restructuring and other charges and asset impairment charges, divided by GAAP net sales. Before charges/gains operating margin is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the returns generated by FBHS and its business segments. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

(a) (c) For definitions of Non-GAAP measures, see Definitions of Terms shown below.

APPENDIX A (CONTINUED)

Definitions of Terms: Non-GAAP Measures

(a) Restructuring charges are costs incurred to implement significant cost reduction initiatives and include workforce reduction costs. “Other charges” represent charges or gains directly related to restructuring initiatives that cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories, trade receivables allowances from exiting product lines, accelerated depreciation expense, write-off of displays from exiting a customer relationship, impairments related to previously closed facilities and the losses on the sale of closed facilities. In total, the Company recorded expense of $9.2 million for the twelve months ended December 31, 2020, $7.5 million for the twelve months ended December 31, 2019, $11.3 million for the twelve months ended December 31, 2018, $10.2 million for the twelve months ended December 31, 2017 and $5.4 million for the twelve months ended December 31, 2016 associated with these initiatives.

At Corporate, other charges also include pre-tax expenditures of $4.5 million for banking, legal, accounting and other similar services directly related to the acquisition of Larson classified in selling, general and administrative expenses and a pre-tax charge of $3.6 million for an impairment of a Corporate asset for the twelve months ended December 31, 2020. In addition, for the twelve months ended December 31, 2018 includes $0.3 million of expense associated with our assessment of impact on the Company from the Tax Cuts and Jobs Act of 2017.

In our Outdoors & Security segment, other charges also includes an acquisition-related inventory step-up expense (Fiberon) classified in cost of products sold of $1.8 million for the twelve months ended December 31, 2019 and $4.9 million for the twelve months ended December 31, 2018.

In our Plumbing segment, other charges also includes acquisition-related inventory step-up expense (Victoria + Albert) classified in cost of products sold of $5.5 million for the twelve months ended December 31, 2018, $2.1 million for the twelve months ended December 31, 2017 and $3.8 million for the twelve months ended December 31, 2016 and compensation expense classified in selling, general and administrative expense of $8.1 million for the twelve months ended December 31, 2018, related to deferred purchase price consideration payable to certain former (Victoria + Albert) shareholders contingent on their employment through October 2018.

(b) During the fourth quarter of 2018, we determined that it was preferable to change our accounting policy for product groups in which metals inventory comprise a significant portion of inventories from last-in, first-out (“LIFO”) to first-in, first-out (“FIFO”). As a result, we recorded a pre-tax benefit of $7.3 million within cost of products sold during the three months ended December 31, 2018.

(c) Asset impairment charges for the twelve months ended December 31, 2020 represent pre-tax impairment charges of $22.5 million related to indefinite-lived tradenames in our Cabinets and Plumbing segments. Asset impairment charges for the twelve months ended December 31, 2019 represent a pre-tax impairment charge of $41.5 million related to indefinite-lived tradenames in our Cabinets segment. It also includes a $1.7 million fair value asset impairment expense classified in cost of products sold, for the twelve months ended December 31, 2019 associated with an idle manufacturing facility in our Outdoors & Security segment. Asset impairment charges for the twelve months ended December 31, 2018 represent pre-tax impairment charges of $62.6 million related to two indefinite-lived tradenames within our Cabinets segment. Asset impairment charges for the twelve months ended December 31, 2017 represents an impairment of a cost investment in a developmental stage home security company classified in other expense, an impairment of a long-lived Corporate asset classified in selling, general and administrative expenses and impairments related to our decision during the first quarter of 2017 to sell the Field ID product line.

(d) Represents actuarial gains or losses associated with our defined benefit plans. Actuarial gains or losses in a period represent the difference between actual and actuarially assumed experience, principally related to liability discount rates and plan asset returns, as well as other actuarial assumptions including compensation rates, turnover rates, and health care cost trend rates. The Company recognizes actuarial gains or losses immediately in other income (expense) to the extent they cumulatively exceed a “corridor.” The corridor is equal to the greater of

APPENDIX A (CONTINUED)

10% of the fair value of plan assets or 10% of a plan’s projected benefit obligation. Actuarial gains or losses are determined at required remeasurement dates which occur at least annually in the fourth quarter. Remeasurements due to plan amendments and settlements may also occur in interim periods during the year. Our other income (expense) reflects our expected rate of return on pension plan assets which in a given period may materially differ from our actual return on plan assets. Our liability discount rates and plan asset returns are based upon difficult to predict fluctuations in global bond and equity markets that are not directly related to the Company’s business. We believe that the exclusion of actuarial gains or losses from diluted EPS before charges/gains provides investors with useful supplemental information regarding the underlying performance of the business from period to period that may be considered in conjunction with our diluted EPS as measured on a GAAP basis. We present this supplemental information because such actuarial gains or losses may create volatility in our diluted EPS that does not necessarily have an immediate corresponding impact on operating cash flow or the actual compensation and benefits provided to our employees. The table below sets forth additional supplemental information on the Company’s historical actual and expected rate of return on plan assets, as well as discount rates used to value its defined benefit obligations:

($ In millions)	Year Ended December 31, 2020		Year Ended December 31, 2019		Year Ended December 31, 2018		Year Ended December 31, 2017		Year Ended December 31, 2016
	%	$	%	$	%	$	%	$	%	$
Actual return on plan assets	16.5%	$101.3	19.7%	$106.8	(3.5%)	($30.7)	16.3%	$83.2	10.0%	$46.6
Expected return on plan assets	4.5%	32.8	4.9%	35.2	6.0%	41.0	6.4%	37.3	6.6%	37.2
Discount rate at December 31:
Pension benefits	2.6%		3.3%		4.4%		3.8%		4.3%
Postretirement benefits	5.9%		6.4%		4.2%		3.4%		3.4%

(e) Diluted EPS before charges/gains is income from continuing operations, net of tax, less noncontrolling interests calculated on a diluted per-share basis excluding restructuring and other charges, asset impairment charges, gains on equity investments, amortization of differences between equity investment and the carrying value of equity, a change in inventory costing method, tax items, gains and losses associated with our defined benefit plans, the loss on sale of product line and the write-off of prepaid debt issuance costs. Diluted EPS before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

(f) EBITDA before charges/gains is income from continuing operations, net of tax, derived in accordance with GAAP excluding depreciation, amortization of intangible assets, interest expense, restructuring and other charges, a benefit from a change in inventory costing, asset impairment charges, equity in losses of affiliate, gains on equity investments, the loss on sale of product line, the impact of income and expense from actuarial gains or losses associated with our defined benefit plans and income taxes. EBITDA before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to assess returns generated by FBHS. Management believes this measure provides investors with helpful supplemental information about the Company’s ability to fund internal growth, make acquisitions and repay debt and related interest. This measure may be inconsistent with similar measures presented by other companies.

(g) Gains on equity investments for the twelve months ended December 31, 2020 represent gains related to our 2020 investments in Flo Technologies.

Use of Non-GAAP Financial Information in Connection with Incentive Compensation

The Company utilizes measures not derived in accordance with GAAP, such as operating margin before charges/gains, operating income before charges/gains, earnings per share before charges/gains, return on net tangible assets before charges/gains, sales growth above market and earnings before interest, taxes, depreciation and

APPENDIX A (CONTINUED)

amortization before charges/gains, when determining performance results in connection with the incentive compensation programs as described in the Compensation Discussion and Analysis (“CD&A”).

For purposes of calculating the 2020 Annual Incentive Award payout, EPS, RONTA, OI and OM results as set forth in the CD&A were calculated on a before charges/gains basis. EPS results were adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. RONTA results (cumulative 12-month OI) were adjusted to exclude any restructuring and other charges and asset impairment charges, divided by a thirteen-point rolling average of Net Tangible Assets (total assets less intangible assets and total current liabilities). Operating Income and Operating Margin results as set forth in the CD&A were adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. In addition, Plumbing OI was adjusted for the impact of actual results versus planned results for the impact of an equity investment. WCE is the 13-month rolling average of Net Working Capital (Accounts Receivable and Inventory less Accounts Payable) divided by 12-month cumulative Net Sales. GPG Sales Growth Above Market was determined by calculating the percentage change in GPG’s annual sales in excess of the percentage change in the plumbing market’s prior year sales.

For purposes of calculating the 2018-2020 Performance Share Award payout, EBITDA and RONTA results as set forth in the CD&A were calculated on a before charges/gains basis. The 2018-2020 EBITDA results excluded restructuring and other charges and other select items, including depreciation, asset impairment charges, a benefit from an inventory costing change, equity in losses of affiliate, gains on equity investments, gains and losses associated with our defined benefit plans, tax items, amortization of intangible assets, interest expense and income taxes. The 2018-2020 RONTA results excluded restructuring and other charges, asset impairment charges, and a change in inventory costing method.

These figures may be different from those used by management when providing guidance or discussing Company results. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies.

The financial results of LARSON were included in the Company’s consolidated balance sheet as of December 31, 2020. Net sales, operating income and cash flows for LARSON from the date of acquisition to December 31, 2020 were not material to the Company.

FORTUNE BRANDS HOME & SECURITY, INC. ATTN: CORPORATE SECRETARY 520 LAKE COOK ROAD DEERFIELD, IL 60015-5611	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to vote your shares electronically.
During The Meeting - Go to www.virtualshareholdermeeting.com/FBHS2021
You may attend the meeting via Internet and vote during the meeting. Have the information that is printed in the box marked with an arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D32294-P49023	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORTUNE BRANDS HOME & SECURITY, INC.

The Board of Directors recommends you vote FOR the following proposals:

Proposal 1—Election of Class I Directors:	For	Against	Abstain

1a. Ann F. Hackett	☐	☐	☐

1b. John G. Morikis	☐	☐	☐

1c. Jeffery S. Perry	☐	☐	☐	For	Against	Abstain

1d. Ronald V. Waters, III	☐	☐	☐

Proposal 2 - Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2021.				☐	☐	☐

Proposal 3 - Advisory vote to approve named executive officer compensation.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

Note: Please sign as your name appears on the Proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 4, 2021

www.virtualshareholdermeeting.com/FBHS2021

Receive Future Proxy Materials Electronically

Help Fortune Brands Home & Security, Inc. (the “Company”) make a difference by eliminating paper proxy mailings to your home or business. With your consent, we can stop sending paper copies of Proxy Statements, Annual Reports and related materials to you and you can conveniently view them online. To participate, go to http://enroll.icsdelivery.com/fbhs and follow the prompts.

Reminder

In lieu of voting by mail, you may vote by telephone or Internet. Voting electronically is quick, easy and also saves the Company money. Just follow the instructions on your proxy card. The deadline to vote by telephone or Internet before the Annual Meeting is May 3, 2021 at 11:59 PM (EDT). The deadline to vote by telephone or Internet before the meeting for stockholders that hold shares through the Company’s 401(k) plans is April 29, 2021 at 11:59 PM (EDT). If you vote by Internet or by telephone, you do not need to mail back the proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Fortune Brands Home & Security, Inc. Proxy Statement and Annual Report on Form 10-K are available on www.proxyvote.com.

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D32295-P49023

The Board of Directors solicits this proxy for use at the Annual Meeting on Tuesday, May 4, 2021.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) each of NICHOLAS I. FINK, ROBERT K. BIGGART and PATRICK D. HALLINAN (and any other person chosen by Messrs. Fink, Biggart or Hallinan) proxies, to vote all shares of Fortune Brands Home & Security common stock on which the stockholder(s) would be entitled to vote at the Annual Meeting of Stockholders to be held virtually on May 4, 2021 at 8:00 a.m. CDT, on Proposals 1, 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present and at any adjournment or postponement of the Annual Meeting. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy when properly executed will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Proposal 1) and FOR Proposals 2 and 3.

FORTUNE BRANDS HOME & SECURITY, INC.

520 LAKE COOK ROAD

DEERFIELD, IL 60015-5611

Continued and to be signed on reverse side